EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

U.S. EDUCATION CORPORATION,

CERTAIN OF THE STOCKHOLDERS OF U.S. EDUCATION CORPORATION,

THE OPTIONHOLDERS OF U.S. EDUCATION CORPORATION,

WILLIAM BLAIR CAPITAL PARTNERS VII QP, L.P. and CLEARLIGHT PARTNERS, LLC, together as Sellers' Representative,

USEC ACQUISITION INC.

and

DEVRY INC.

Dated as of July 30, 2008

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature,

unless and until agreed to and executed by all parties.

LIST OF EXHIBITS
EXHIBIT A	Terms of Merger
EXHIBIT B	Escrow Agreement

LIST OF SCHEDULES
Schedules:
Schedule 1.01(a)	Sale Bonus Agreements
Schedule 1.01(b)	Agreements Defining Unvested Shares
Schedule 2.03(b)(vii)	Indebtedness
Schedule 3.01	Corporate Records
Schedule 3.02	Subsidiaries; Securities Owned
Schedule 3.03	Capitalization
Schedule 3.04(b)(ii)(A)	Pre-Closing Educational Consents
Schedule 3.04(b)(ii)(B)	Post-Closing Educational Consents
Schedule 3.04(b)(iii)	Authorization
Schedule 3.05	Compliance with Applicable Laws
Schedule 3.07	Taxes
Schedule 3.07(d)	Taxes - Time Extensions
Schedule 3.07(f)	Taxes – After Closing Date
Schedule 3.07(h)	Excess Parachute Payments
Schedule 3.08	Litigation
Schedule 3.09	Financial Statements
Schedule 3.10	Transactions with Affiliates
Schedule 3.11(a)	Real Property – Owned
Schedule 3.11(b)	Real Property - Leased
Schedule 3.12	Absence of Material Adverse Effect
Schedule 3.13	Absence of Certain Changes
Schedule 3.14	Tangible Personal Property
Schedule 3.15	Intellectual Property
Schedule 3.16	Contracts
Schedule 3.18	Permits
Schedule 3.19	Employee Benefit Plans
Schedule 3.21	Environmental Matters
Schedule 3.22(b)	Labor Matters – Pending or Threatened
Schedule 3.22(f)	Labor Matters - Resolved
Schedule 3.23	Officers and Directors
Schedule 3.25(a)	Educational Approvals and Compliance
Schedule 3.25(b)	Educational Approvals and Compliance - Exceptions
Schedule 3.25(c)	Addresses
Schedule 3.25(d)	Company Schools
Schedule 3.25(e)	Compliance with Educational Laws
Schedule 3.25(f)	Letter of Credit
Schedule 3.25(g)	Compliance Reviews
Schedule 3.26	Student Recruiting
Schedule 3.28	Deviations from Policy Guidelines
Schedule 3.29(a)	State Financial Assistance Programs
Schedule 3.29(b)	Compliance with State Financial Assistance Program Laws
Schedule 3.31	Internal Controls
Schedule 6.01	Conduct of the Company and the Subsidiaries
Schedule 6.01(k)	Capital Expenditures
Schedule 6.01(l)	Claim Proceeds
Schedule 8.06	Termination of Certain Agreements
Schedule 9.01(c)	Required Consents
Schedule 9.01(d)	Required Governmental Consents
Schedule 9.01(g)	Required Pre-Closing Educational Consents
Schedule 9.01(i)	Regulatory Approvals

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 30, 2008, by and among U.S. Education Corporation, a Delaware corporation (the "Company"), the Persons identified as "Stockholders" on the signature pages attached hereto (collectively, the "Stockholders" and each a "Stockholder"), the Persons identified as "Optionholders" on the signature pages attached hereto (collectively, the "Optionholders" and each a "Optionholder"), William Blair Capital Partners VII QP, L.P., a Delaware limited partnership, and ClearLight Partners, LLC, a Delaware limited liability company, together as Sellers' Representative (the "Sellers' Representative"), DeVry Inc., a Delaware corporation (the "Buyer") and USEC Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (the "Acquisition Sub").  Unless otherwise provided, capitalized terms used herein are defined in Article 1 below.

WHEREAS, the Stockholders collectively own all of the issued and outstanding capital stock of the Company, which as of the date hereof consists of 1,435,844.84 shares of Common Stock, $0.001 par value (the "Common Stock"), 71,710.39282 shares of Class A Preferred Stock, par value $0.001 per share (the "Class A Preferred"), and 1,000 shares of Class B Preferred Stock, par value $0.001 per share (the "Class B Preferred," and together with the Class A Preferred,  the "Preferred Stock," and together with the Class B Preferred and Common Stock, the "Shares").

WHEREAS, upon the terms and subject to the conditions set forth herein, the Acquisition Sub desires to acquire from the Stockholders (other than any Nonparticipating Stockholder), and such Stockholders desire to sell to the Acquisition Sub, all of the issued and outstanding Shares as of the Closing (other than any Remaining Common Stock).

WHEREAS, immediately following the purchase of the Shares by the Acquisition Sub, if there is any Remaining Common Stock, the Acquisition Sub pursuant to Section 253 of the Delaware Code will merge with and into the Company, with the Company surviving the merger and the Acquisition Sub ceasing to exist, all upon the terms and subject to the conditions set forth in the Terms of Merger attached hereto as Exhibit A (the "Terms of Merger").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                                Definitions

.  The following terms, as used herein, have the following meanings:

"Accrediting Body" means any non-governmental entity, including without limitation institutional and specialized accrediting agencies, which engages in the granting or withholding of accreditation of postsecondary educational institutions or programs in accordance with standards relating to the performance, operations, financial condition or academic standards of such institutions.

"Affiliate" means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Aggregate Preferred Stock Purchase Price" means the sum of the Preferred Stock Per Share Prices for all shares of Preferred Stock issued and outstanding immediately prior to the Closing.

"Allocation Percentage" means, (A) with respect to each Stockholder, the product of (i) the Per Share Portion and (ii) the number of shares of Common Stock held by such Stockholder after giving effect to the Unvested Share Repurchase but before giving effect to the other transactions contemplated hereby and (B) with respect to each Optionholder, the product of (i) the Per Share Portion and (ii) the number of shares of Common Stock such Optionholder could have purchased if such holder had exercised his or her Vested Options in full immediately prior to the Closing.

"Antitrust Authorities" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

"Baseline Net Working Capital Amount" means $0.00.

"Cash" means cash, cash equivalents and marketable securities.

"Cash Amount" means the bank balance of all Cash held by the Company or any Subsidiary as of the close of business on the Closing Date, after giving effect to the Unvested Share Repurchase but before giving effect to the other transactions contemplated hereby.

"Closing Sale Bonus Amount" shall mean the aggregate amount of all cash bonuses due and payable to applicable employees on the Closing Date pursuant to the Sale Bonus Agreements.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

"Company Intellectual Property" means the Company Scheduled Intellectual Property and all other Intellectual Property owned by the Company and its Subsidiaries.

                                "Company School" means each of the four postsecondary educational institutions owned and operated by the Company, which have been issued Office of Post-

Secondary Education Identification Numbers 009748, 021006, 030425, and 022180 by the DOE, respectively, including the main campus and any additional locations for each.

"Compliance Date" means January 1, 2005.

"Compliance Review" means any program review, Office of Inspector General audit or investigation, guaranty agency review or other compliance-related review or audit of any Company School conducted by an Educational Agency.

"Delaware Code" means the General Corporation Law of the State of Delaware.

"DOE" means the United States Department of Education and any successor agency administering student financial assistance under Title IV.

"DOE Pre-Acquisition Review Notice" means a written notice from the DOE following the DOE's review of the applicable pre-acquisition review application that does not  identify any material impediment to issuing a temporary provisional program participation agreement to the applicable Company School following the Closing.  For purposes of the preceding sentence, conditions of the type customarily imposed by the DOE upon a buyer or an educational institution it acquires, including but not limited to restrictions upon new locations, restrictions upon program changes, and letter of credit requirements shall not constitute material impediments.

"Educational Agency" means any entity or organization, whether governmental, government chartered, tribal, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private post-secondary schools in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, including any Accrediting Body, or any entity or organization whose approval is required for a school or educational program to be eligible to participate in the Title IV programs.

"Educational Approval" means any license, permit, consent, franchise, approval, authorization, certification, accreditation, or similar approval, issued or required to be issued by an Educational Agency to a Company School, but excluding any such approvals or permits issued with respect to the activities of recruiters or other individual employees or agents of a Company School.

"Educational Law" means any Laws, regulations or binding standards issued or administered by, or related to, any Educational Agency.

"Employee Benefit Plan" means each retirement, welfare, severance, incentive or bonus, deferred compensation, profit sharing, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, agreement or arrangement, and any other material employee benefit plan, program, policy, agreement or arrangement, other than statutorily-mandated plans or programs, that is maintained or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has or could reasonably be expected to have any liability.

"Escrow Agent" means Wells Fargo Bank, National Association, as escrow agent, or any successor escrow agent appointed.

"Escrow Amount" means $11,500,000.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Indebtedness" means, with respect to any Person at any date, without duplication, all obligations of such Person (a) under capitalized leases, (b) for borrowed money or in respect of loans or advances evidenced by bonds, monies, debentures, or similar instruments or secured by a Lien on a Person's assets, (c) for the deferred and purchase price of property or services (excluding current trade payables incurred in the ordinary course of business), (d) for unpaid management and transaction fees owed to any Seller or its Affiliates, (e) under employee benefit arrangements, employment agreements, deferred compensation or other similar arrangements which come due as a result of the transactions contemplated hereby, including any change of control, stay or transaction bonuses (but excluding, in each case, the Closing Sale Bonus Amount and any amounts owed to employees of the Company or its Subsidiaries pursuant to the Retention Agreements), provided that, for the avoidance of doubt, obligations that are contingent upon both the consummation of the transactions to occur at the Closing and the occurrence of another event or action at the direction of the Buyer or solely within the Buyer's control after the Closing ( e.g., continued employment or not being offered employment in the same or a substantially similar job), shall be excluded for purposes of this clause (e), (f) under any hedging, swap, or similar arrangement, (g) guaranties of any of the foregoing, and (h) all accrued interest, prepayment premiums or penalties and fees on the foregoing which would be payable if such obligations were paid in full as of such date.  For the avoidance of doubt, Indebtedness shall not include any (i) guarantees, letters of credit (e.g. the LaSalle LC), performance bonds, bid bonds or other sureties of any kind or nature issued by or on behalf of the Company or any of the Subsidiaries in the ordinary course of business in connection with any customer contracts, proposals or otherwise, (ii) intercompany payables or loans of any kind or nature or (iii) the Closing Sale Bonus Amount and any amounts owed to employees of the Company or its Subsidiaries pursuant to the Retention Agreements.

"Indebtedness Payoff Amount" means the amount required to repay all outstanding Indebtedness of the Company and any Subsidiary as of the Closing Date, before giving effect to the transactions contemplated hereby. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries and in accordance with GAAP (except as otherwise provided in the definition of Indebtedness), consistent with the preparation of the Audited Financial Statements, and shall exclude the effects of the consummation of the transactions contemplated by this Agreement and the financing thereof.

"Indemnity Allocation Percentage" means, (A) with respect to each Stockholder (other than any Nonparticipating Stockholder), the product of (i) the Signatory Per Share Portion and (ii) the number of shares of Common Stock held by such Stockholder after giving effect to the Unvested Share Repurchase but before giving effect to the other transactions contemplated hereby and (B) with respect to each Optionholder, the product of (i) the Signatory Per Share

Portion and (ii) the number of shares of Common Stock such Optionholder could have purchased if such holder had exercised his or her Vested Options in full immediately prior to the Closing.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for registrations of the foregoing; (v) trade secrets, confidential information, know-how and inventions; and (vi) other intellectual property.

"Knowledge" when used in the phrase "to the Knowledge of the Company" or similar phrases means, and shall be limited to, the actual knowledge, after due inquiry, of the following individuals: Jeff Akens, Thomas Bloom, William C. Clohan, Alison Gregg, George Harbison, David McMurtry, George Montgomery, Spring Zutes, Barbara Bickett, Charles Wilson, Beth Rogers, and Susanna Shamim.

"LaSalle LC" means that certain Irrevocable Standby Letter of Credit Number S570155 issued by LaSalle Bank N.A. for the benefit of the U.S. Department of Education dated June 30, 2004 as amended on November 26, 2004.

"LIBOR" means the London Interbank Offer Rate published in The Wall Street Journal on the date the applicable interest calculation period begins (or if not published on that date, on the next date published) that most closely matches the period between the date the applicable interest calculation period begins to the date the applicable interest calculation period ends (e.g. if the interest rate period is three months long, the three-month LIBOR rate shall be chosen, etc.) and if such period is greater than one year, one-year LIBOR shall be used.

"Material Adverse Effect" means any event, change, circumstance or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except for any such effects resulting from (a) the transactions contemplated by this Agreement or the announcement thereof, (b) changes in general economic or political conditions or the securities markets in general, (c) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries of the Company and its Subsidiaries including (i) changes in Laws generally applicable to such businesses or industry and (ii) changes in applicable Law or in GAAP or its application, or (d) national or international hostilities, acts of terror, or acts of war, provided that in the case of the foregoing clauses (a) - (d), except to the extent such event, change, circumstance or effect disproportionately impacts the Company and its Subsidiaries taken as a whole relative to other companies in the industries in which any the Company and its Subsidiaries operate.   Furthermore, the Buyer acknowledges and agrees that conditions imposed by the DOE upon the Buyer or any Company School under Buyer's new ownership, including but not limited to restrictions upon new locations, restrictions upon program changes, and letter of credit requirements shall not constitute a Material Adverse Effect.

"Net Working Capital" means the excess of (a) the sum of the Company's current assets on a consolidated basis (including all accounts receivable and, without double counting, which shall include all outstanding student loans in favor of the Company or its Subsidiaries) excluding (i) Cash and (ii) deferred tax assets, over (b) the sum of the Company's current liabilities (including prepaid tuition but excluding deferred tax liabilities, the Closing Sale Bonus Amount and Indebtedness).  The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries and in accordance with GAAP (except as otherwise provided in the immediately preceding sentence), consistent with the preparation of the Audited Financial Statements, and shall exclude the effects of the consummation of the transactions contemplated by this Agreement and the financing thereof.

"Net Working Capital Amount" means the Net Working Capital of the Company as of the close of business on the Closing Date, before giving effect to the transactions contemplated hereby.

"Nonparticipating Stockholder" shall mean any Stockholder who does not execute a valid and unconditional signature page hereto and therefore fails to become party to this Agreement.

"Options" means all options to acquire shares of Common Stock.

"Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Closing, but after giving effect to the Unvested Share Repurchase, plus (ii) the number of shares of Common Stock issuable upon exercise of all Vested Options.

"Permitted Liens" means any (i) Liens in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or Liens in respect of Taxes not yet due and payable; (ii) mechanics', carriers', workmen's, repairmen's, statutorily imposed or other like Liens arising or incurred in the ordinary course of business; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in connection with the Company or the Subsidiaries; (iv) limitations on the rights of the Company under any Contract or Real Property Lease that are expressly set forth in such contract or lease; (v) survey exceptions, imperfections of title, Liens or other title matters affecting any tangible asset owned by the Company or the Subsidiaries that would not, individually or in the aggregate have a Material Adverse Effect; and (vi) with respect to the Owned Real Property and Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property and Leased Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property or Leased Real Property that are not violated by the operation of the business of the Company and its Subsidiaries.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

"Preferred Stock Per Share Price" means, with respect to a share of Preferred Stock, the Liquidation Value (as defined in the Company's Certificate of Incorporation, as amended) of such share plus all dividends on such share that are accrued and unpaid as of immediately prior to the Closing in accordance with the Company's Certificate of Incorporation, as amended.

"Reference Balance Sheet" means the audited consolidated balance sheet of the Company as of June 30, 2007 contained in the Audited Financial Statements.

"Remaining Common Stock" shall mean the Common Stock held by any Nonparticipating Stockholder.

"Retention Agreements" means, collectively, each of the agreements listed on Schedule 1.01(a) attached hereto under the header "Retention Agreements".

"Sale Bonus Agreements" means, collectively, each of the agreements listed on Schedule 1.01(a) attached hereto under the header "Sale Bonus Agreements".

"Sellers" means, collectively, the Stockholders and the Optionholders.

"Sellers' Representative Amount" means that amount determined by the Sellers' Representative to be sufficient to satisfy any potential fees, expenses or liabilities of the Sellers' Representative or the Sellers, which amount shall be paid by the Buyer to the Sellers' Representative in accordance with Section 2.03(b)(v).

"Signatory Per Share Portion" means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Closing (other than any shares of Common Stock held by Nonparticipating Stockholders), but after giving effect to the Unvested Share Repurchase, plus (ii) the number of shares of Common Stock issuable upon exercise of all Vested Options.

"State Financial Assistance Program" means solely those student financial assistance programs in which a student attending a Company School participates and that are administered by one of the following agencies: the Arizona Board for Private and Postsecondary Education, California Student Aid Commission, the Oregon Student Assistance Commission, and the Washington Higher Education Coordinating Board.

"Subsidiary" means any entity, the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are directly or indirectly owned by the Company.

"Substantial Control" means the ability or power to direct or cause the direction of the management or policies of an institution of higher education, by contract, ownership interest or otherwise, or has the meaning ascribed to it in 34 C.F.R. § 668.174(c)(3).

"Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, customs duties, capital gain, severance, windfall profits, license, payroll, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest, penalty or addition thereto.

"Tax Returns" means any return, report, claim for refund, declaration of estimated Tax, information return or other document (including elections, waivers, extensions, declarations, disclosures, estimates, schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

"Title IV" means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C. §1001, et seq., and its implementing regulations, and any amendments or successor statutes or regulations thereto.

"Title IV Program" means any program of student financial assistance administered pursuant to Title IV.

"Unvested Shares" means, with respect to the Stockholders listed on Schedule 1.01(b) hereto, all shares of Common Stock which would, but for the provisions of Section 2.02(a) below, constitute "Unvested Shares" (as defined in the agreements listed on Schedule 1.01(b) hereto) as of immediately following the consummation of the transactions contemplated hereby.

"Vested Options" means all Options which are vested and exercisable (or will become vested and exercisable as a result of, or in connection with, the transactions contemplated hereby) as of the Closing.

Section 1.02     Cross-References to Other Defined Terms.      Each term listed below is defined in the Section of this Agreement listed opposite such term
 :

Term	Section
2007 Balance Sheet	Section 2.04(a)
Actual Common Purchase Price	Section 2.04(a)
Adjusted Excess Amount	Section 2.04(b)(i)
Aggregate Option Exercise Price	Section 2.01
Agreement	Preface
Antitrust Laws	Section 3.04(b)(ii)
Approvals	Section 3.18
Audited Financial Statements	Section 3.09(a)(i)
Basket	Section 11.02(a)
Buyer	Preface
Buyer Benefit Plans	Section 7.05
Buyer Indemnified Parties	Section 11.02(a)
Buyer's Representatives	Section 7.01

Cap	Section 11.02(a)
Claim Proceeds	Section 7.08
Class A Preferred	Recitals
Class B Preferred	Recitals
ClearLight	Section 2.05(a)
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Common Stock	Recitals
Company	Preface
Company Employees	Section 7.05
Company Option Plan(s)	Section 2.02(d)
Company Scheduled Intellectual Property	Section 3.15(a)
Confidential Information	Section 6.06
Confidentiality Agreement	Section 7.01
Contracts	Section 3.16
Draft Computation	Section 2.04(a)
Environmental Requirements	Section 3.21
ERISA	Section 3.19(a)
ERISA Affiliate	Section 3.19(c)
Escrow Account	Section 2.03(b)(vi)
Escrow Agreement	Section 2.03(b)(vi)
Estimated Cash Amount	Section 2.01
Estimated Common Purchase Price	Section 2.01
Estimated Indebtedness Amount	Section 2.01
Estimated Net Working Capital Amount	Section 2.01
Financial Statements	Section 3.09(a)(ii)
Firm	Section 2.04(a)
Fundamental Representations	Section 11.02(a)
Governmental Authority	Section 3.05
Indemnification Claim	Section 11.02(c)
Indemnitee	Section 11.02(d)
Indemnitors	Section 11.02(d)
Insurance Policies	Section 3.17
K&E	Section 2.03(a)
Latest Balance Sheet	Section 3.09(a)(ii)
Laws	Section 3.05
Leased Real Property; Leased Real Properties	Section 3.11(b)
Liens	Section 3.14
Loss; Losses	Section 11.02(a)
Objection Notice	Section 2.04(a)
Optionholder; Optionholders	Preface
Other Documents	Section 3.04(a)
Owned Real Property	Section 3.11(a)
Policy Guidelines	Section 3.28(a)
Post-Closing Educational Consents	Section 3.04(b)(ii)
Post-Closing NOL	Section 8.04(e)

Pre-Closing Educational Consents	Section 3.04(b)(ii)
Preferred Stock	Recitals
Proposal	Section 6.05
Real Property Lease; Real Property Leases	Section 3.11(b)
Schedule; Schedules	Article 3
Section 280G Payments	Section 6.01(m)
Seller Parties	Section 6.06(a)
Seller Transaction Expenses	Section 12.04
Sellers' Representative	Preface
Shares	Recitals
Stockholder; Stockholders	Preface
Straddle Period	Section 8.04(a)(i)
Survival Period	Section 11.01
Tax Benefit	Section 8.04(e), Section 11.02(e)
Tax Contest	Section 8.04(h)
Third Party Claim	Section 11.02(d)
Transaction Value	Section 2.01
Unaudited Financial Statements	Section 3.09(a)(ii)
Unvested Share Repurchase	Section 2.02(a)
WBCP	Section 8.07
WBCP QP	Section 2.05(a)

ARTICLE 2

PURCHASE AND SALE

Section 2.01     Estimated Common Purchase Price.   On or before the third (3rd) business day preceding the Closing Date, the Company shall in good faith estimate, on a reasonable basis using the Company's then available financial information, the Cash Amount (such estimate is referred to as the "Estimated Cash Amount"), the Indebtedness Payoff Amount (such estimate is referred to as the "Estimated Indebtedness Amount") and the Net Working Capital Amount (such estimate is referred to as the "Estimated Net Working Capital Amount").  The "Estimated Common Purchase Price" means an amount equal to (A) $290,000,000 (the "Transaction Value"), (B) plus the Estimated Cash Amount, (C) less the Estimated Indebtedness Payoff Amount, (D) plus the excess of the Estimated Net Working Capital Amount over the Baseline Net Working Capital Amount or minus the excess of the Baseline Net Working Capital Amount over the Estimated Net Working Capital Amount, (E) less the Aggregate Preferred Stock Purchase Price, (F) less the Sellers' Representative Amount, (G) plus the aggregate exercise price of all Vested Options (the "Aggregate Option Exercise Price"), (H) less the Closing Sale Bonus Amount, and (I) less the Escrow Amount.

                                Section 2.02     Purchase and Sale of Common Stock and Preferred Stock; Cash-Out of Options.

                                (a)           Pre-Closing Repurchase of Unvested Shares. As of the Closing, immediately before the consummation of the other transactions contemplated hereby, but following the written approval of each Sellers' Representative, each Stockholder holding any Unvested Shares shall sell, assign, transfer and convey to the Company, and the Company shall purchase and acquire from each such Stockholder, all of the Unvested Shares held by such Stockholder (the "Unvested Share Repurchase").  The purchase price to be paid by the Company to each such Stockholder for the Unvested Shares held by such Stockholder shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Stockholder, of an amount of cash equal to $1.00 multiplied by the number of Unvested Shares held by such Stockholder.

(b)           Purchase and Sale of Common Stock.  As of the Closing, immediately after the consummation of the Unvested Share Repurchase, upon the terms and subject to the conditions set forth in this Agreement, each Stockholder (other than any Nonparticipating Stockholder) shall sell, assign, transfer and convey to the Acquisition Sub, and the Acquisition Sub shall purchase and acquire from each such Stockholder, all of the shares of Common Stock held by such Stockholder.  Subject to Section 2.04(b), the purchase price to be paid by the Acquisition Sub to each Stockholder (other than any Nonparticipating Stockholder) for the Common Stock held by such Stockholder shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Stockholder, of an amount of cash equal to the excess of the Estimated Common Purchase Price, multiplied by such Stockholder's Allocation Percentage.  In addition, each Stockholder shall be entitled to receive (i) from the Sellers' Representative, payment of an amount in cash equal to the portion of the Sellers' Representative Amount, if any, ultimately determined by the Sellers' Representative, in its sole discretion, as no longer needed to satisfy certain obligations of the Sellers' Representative and/or the Stockholders, multiplied by such Stockholder's Allocation Percentage and (ii) the aggregate distributions, if any, to the Stockholders pursuant to the Escrow Agreement multiplied by such Stockholder's Allocation Percentage.

(c)           Purchase and Sale of Preferred  Stock.  As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Stockholder shall sell, assign, transfer and convey to the Acquisition Sub, and the Acquisition Sub shall purchase and acquire from each Stockholder, all of the shares of Preferred Stock held by such Stockholder.  The purchase price to be paid by the Acquisition Sub to each Stockholder for the Preferred Stock held by such Stockholder shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Stockholder, of an amount of cash equal to the sum of the Preferred Stock Per Share Price for all shares of Preferred Stock held by such Stockholder.

(d)           Cash Out of the Options.  The Optionholders hereby agree that, as of the Closing, each outstanding Option shall expire, be forfeited and shall be cancelled automatically (other than Vested Options), without any further action on the part of the Company or the Optionholders and without payment of any consideration.  Immediately prior to the Closing, the Company shall cause the U.S. Education Corporation 2004 Stock Option Plan and the U.S. Education Corporation 2006 Stock Option Plan and any other stock option or similar equity plan (each a  "Company Option Plan" and together, the "Company Option Plans" ) to be terminated.  In addition, the Optionholders hereby agree that, as of the Closing, each Vested Option shall be cancelled automatically without any further action on the part of the Company or the Optionholders in return for the consideration set forth herein.  Upon the terms and subject to the conditions set forth in this Agreement, the Buyer and the Acquisition Sub shall cause the Company to pay to each Optionholder, for each of the Optionholder's Vested Options cancelled pursuant to this Section 2.02(d) (by providing funds to the Company or otherwise), in cancellation of such Optionholder's Vested Options, an amount in cash equal to the excess of (i) the Estimated Common Purchase Price, multiplied by such Optionholder's Allocation Percentage, over (ii) the applicable exercise price per share of such Vested Option, multiplied by the number of shares of Common Stock such holder could have purchased if such holder had exercised such Vested Option in full immediately prior to such time, minus all applicable withholding taxes (which taxes will include taxes on such holder's Allocation Percentage of the Seller's Representative Amount).  In addition, the Buyer and the Acquisition Sub shall cause the Company to make all applicable withholdings (by providing funds to the Company's payroll agent or otherwise) and to issue all applicable IRS form W-2s to each Optionholder.  Furthermore, each Optionholder shall be entitled to receive from the Sellers' Representative payment of an amount in cash equal to the portion of the Sellers' Representative Amount, if any, ultimately determined by the Sellers' Representative, in its sole discretion, as no longer needed to satisfy certain obligations of the Sellers' Representative and/or the Optionholders, multiplied by such Optionholder's Allocation Percentage, net of all applicable withholding.

(e)           Withholding.  The Buyer or the Acquisition Sub, as the case may be, shall be entitled to deduct and withhold from any and all payments made under the Agreement such amounts as may be required to be deducted and withheld under applicable Laws.  To the extent such amounts are withheld and paid to the appropriate Governmental Authority in accordance with applicable Laws, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

Section 2.03     The Closing.

(a)           The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP ("K&E") in Chicago, Illinois, at 10:00 a.m. on the third (3rd) business day following full satisfaction or due waiver of all of the closing conditions set forth in Article 9 hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Buyer and the Sellers' Representative.  The date of the Closing is referred to herein as the "Closing Date."

(b)           Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i)           each Stockholder (other than any Nonparticipating Stockholder) shall deliver to the Acquisition Sub all of the stock certificates representing Common Stock held by such Stockholder duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer;

(ii)           each Stockholder shall deliver to the Acquisition Sub all of the stock certificates representing Preferred Stock held by such Stockholder duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer;

(iii)           the Acquisition Sub shall deliver to each Stockholder (other than any Nonparticipating Stockholder), by wire transfer of immediately available funds to the account designated by such Stockholder, cash in an amount equal to the excess of the

 Estimated Common Purchase Price, multiplied by such Stockholder's Allocation Percentage;

(iv)           the Acquisition Sub shall deliver to each Stockholder, by wire transfer of immediately available funds to the account designated by such Stockholder, cash in an amount equal to the sum of the Preferred Stock Per Share Price for all shares of Preferred Stock held by such Stockholder;

(v)           the Acquisition Sub shall deliver to the Sellers' Representative, by wire transfer of immediately available funds to the account designated by the Sellers' Representative, cash in an amount equal to the Sellers' Representative Amount;

(vi)           the Acquisition Sub shall deposit, for the benefit of the Stockholders and the Optionholders, the Escrow Amount, which will be available to satisfy any amounts owed to the Buyer pursuant to Section 2.04 and Section 11.02(a), in an escrow account (the "Escrow Account") established pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement"), by and among the Escrow Agent, the Buyer, the Acquisition Sub and the Sellers' Representatives substantially in the form of Exhibit B hereto.

(vii)           the Acquisition Sub or the Buyer shall pay on behalf of itself or the Company and the Subsidiaries, or cause the Company to repay, all Indebtedness of the Company and the Subsidiaries set forth on Schedule 2.03(b)(vii) in accordance with the terms thereof;

(viii)                      the Company shall cause the Company Option Plans to be terminated and the Buyer or the Acquisition Sub shall cause the Company to pay to each Optionholder an amount equal to the net of (A) the Estimated Company Purchase Price, multiplied by such Optionholder's Allocation Percentage, over (B) the applicable exercise price per share of such holder's Vested Option, multiplied by the number of shares of Common Stock such holder could have purchased if such holder had exercised such Vested Option in full immediately prior to such time, such amount net of all applicable withholding taxes (including withholding taxes on the portion of the amount deposited in the Escrow Account that relates to such Optionholder's Allocation Percentage);

(ix)           the Acquisition Sub shall pay to the Company and the Company shall promptly pay to each applicable employee the portion of the Closing Sale Bonus Amount due and payable to such employee on the Closing Date pursuant to the Sale Bonus Agreements (net of all applicable withholding taxes) as set forth on Schedule 1.01(a) and the Company shall cause the Sale Bonus Agreements to be terminated;

(x)           the Company shall deliver to the Buyer copies of the charter and bylaws of the Company and each Subsidiary, certified by an officer of the Company or such Subsidiary;

               (xi)           the Company shall deliver to the Buyer copies of resolutions of the Company's board of directors, certified by an officer of the Company, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby;

(xii)           the Company shall deliver to the Buyer certificates of good standing with respect to the Company and each Subsidiary issued by such entity's jurisdiction of organization;

(xiii)                      the Company shall deliver to the Buyer copies of signed resignations (to be effective upon the Closing) from each director of the Company and the Subsidiaries;

(xiv)                      the Company shall deliver to the Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date, and in the form and containing the substance required under Treasury Regulation Section 1.897-2(h); and

(xv)           the Buyer, the Acquisition Sub, the Company and the Sellers shall make such other deliveries as are required by and in accordance with Article 9 hereof.

(c)           Merger.  Immediately following the purchase and sale of Shares contemplated by Section 2.02 above, if there is any Remaining Common Stock, then on the same day as the Closing occurs the Acquisition Sub will adopt the resolutions set forth in the Terms of Merger and will merge with and into the Company (the "Merger") pursuant to Section 253 of the Delaware Code with the Company surviving the Merger and the Acquisition Sub ceasing to exist, all upon the terms and subject to the conditions set forth in the Terms of Merger

For the avoidance of doubt, the transactions contemplated hereby shall include the transactions contemplated by the Terms of Merger, including the Merger.

Section 2.04       Post-Closing Adjustment.

(a)           Post-Closing Determination.  Within 90 days after the Closing Date, the Buyer shall prepare, and deliver to the Sellers' Representative, (i) the Buyer's determinations of the Cash Amount, the Indebtedness Payoff Amount and the Net Working Capital Amount, and (ii) the Buyer's calculation of the Actual Common Purchase Price (collectively, the "Draft Computation").  The Draft Computation shall be prepared and the Cash Amount, the Indebtedness Payoff Amount, and the Net Working Capital Amount shall be determined on aconsolidated basis using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended June 30, 2007 (the "2007 Balance Sheet") or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures which are documented in the Company's books and records prior to the Closing, and shall not include any changes in assets or liabilities as a result of purchase or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  The parties agree that the purpose of preparing the Draft Computation and determining the Cash Amount, the Indebtedness Payoff Amount, and the Net Working Capital Amount and the related purchase price adjustment contemplated by this Section 2.04 is to measure the amount of Cash and Indebtedness and changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Draft Computation or determining Cash, Indebtedness or Net Working Capital.  The Buyer and its auditors will make available to the Sellers' Representative and its auditors all records and work papers used in preparing the Draft Computation, and its employees and advisors, provided that such access shall be upon reasonable notice and at reasonable times so as not to interfere unduly with the business of the Buyer, the Company, and their Subsidiaries.  If the Sellers' Representative disagrees with any aspect of the Draft Computation, the Sellers' Representative may, within 60 days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Buyer setting forth the Sellers' Representative's determination of the Cash Amount, the Indebtedness Payoff Amount and/or the Net Working Capital Amount and the Sellers' Representative's calculation of the Actual Common Purchase Price, and identifying the specific items and amounts of disagreement.  The Sellers' Representative and its auditors will upon request make available to the Buyer and its auditors reasonable access to all records and work papers used in preparing the Objection Notice, and to its employees and advisors, provided that such access shall be upon reasonable notice and at reasonable times so as not to interfere unduly with the business of the Sellers' Representative.  If the Sellers' Representative does not deliver an Objection Notice to the Buyer within 60 days after receipt of the Draft Computation, then the parties hereto will be deemed to have agreed to the Draft Computation and the components of such Draft Computation shall be deemed to be finally determined as set forth therein.  The Buyer and the Sellers' Representative shall use reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within 60 days after the Buyer has received the Objection Notice, the Buyer and the Sellers' Representative shall jointly retain Grant Thornton LLP (the "Firm") to resolve any remaining disagreements.  The Buyer and the Sellers' Representative shall direct the Firm to render a determination within 30 days after its retention and the Buyer, the Sellers' Representative and their respective agents shall cooperate with the Firm during its engagement.  The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Sellers' Representative are unable to resolve.  In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Firm's determination shall be based solely on written submissions by the Buyer and the Sellers' Representative (i.e., not on independent review) and on the definitions included herein.  The determination of the Firm shall be conclusive and binding upon the Buyer, the Sellers' Representative and the Sellers.  Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Buyer, on the one hand, and the Sellers' Representative (on behalf of the Sellers in accordance with their respective Indemnity Allocation Percentages), on the other hand; provided that, when the Firm makes its determination, any costs and expenses (including costs and expenses previously advanced) of the Firm that are allocable to the party whose determination of the Actual Common Purchase Price was closest to the Firm's determination of the same shall be paid by the other party.

The "Actual Common Purchase Price" means an amount equal to (A) the Transaction Value, (B) plus the Cash Amount, (C) less the Indebtedness Payoff Amount, (D) plus the excess of the Net Working Capital Amount over the Baseline Net Working Capital Amount or minus

.

 the excess of the Baseline Net Working Capital Amount over the Net Working Capital Amount, (E) less the Aggregate Preferred Stock Purchase Price, (F) less the Sellers' Representative Amount, (G) plus the Aggregate Option Exercise Price, (H) less the Closing Sale Bonus Amount, and (I) less the Escrow Amount, in each case as finally determined  pursuant to this Section 2.04.

(b)           Post-Closing Adjustment.

(i)           Payment by the Buyer and the Company.  If the Actual Common Purchase Price is greater than the Estimated Common Purchase Price, within five (5) business days after the final determination of the Actual Common Purchase Price (i) the Buyer shall pay to the Sellers' Representative (on behalf of each Stockholder in accordance with their respective Allocation Percentages), by wire transfer or delivery of other immediately available funds, an amount equal to the product of (I) such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to LIBOR (the "Adjusted Excess Amount") multiplied by (II) the sum of all Stockholders' Allocation Percentages; (ii) the Buyer shall cause the Company to pay to each Optionholder, by wire transfer or delivery of other immediately available funds, an amount equal to the product of (I) the Adjusted Excess Amount multiplied by (II) such Optionholder's Allocation Percentage, net of all applicable withholding taxes; and (iii) the Sellers' Representative and the Buyer shall jointly instruct the Escrow Agent to release to the Sellers (based on their Stockholder's Allocation Percentage and Optionholder's Allocation Percentage ) $1,500,000 from the Escrow Account.

(ii)           Payment on behalf of the Sellers.

(A)            If the Actual Common Purchase Price is less than the Estimated Common Purchase Price by an amount equal to or less than the Escrow Amount, then within five (5) business days after the final determination thereof, the Sellers' Representative and the Buyer shall jointly instruct the Escrow Agent (i) to distribute to the Buyer an amount equal to such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to LIBOR and (ii) to distribute to the Sellers (based on their Stockholder's Allocation Percentage and Optionholder's Allocation Percentage) the amount, if any, by which $1,500,000 exceeds the amount distributed to the Buyer pursuant to the foregoing clause (i).  If the amount distributed by the Escrow Agent to the Buyer pursuant to clause (i) of the immediately preceding sentence is greater than $1,500,000, then the Sellers (other than any Nonparticipating Stockholder), pro rata on a several basis based on their relative Indemnity Allocation Percentages, shall simultaneously deposit into the Escrow Account an amount equal to such difference.

                (B)            If the Actual Common Purchase Price is less than the Estimated Common Purchase Price by an amount in excess of the Escrow Amount, then within five (5) business days after the final determination thereof, (i) the Sellers' Representative and the Buyer shall jointly instruct the Escrow Agent to distribute to the Buyer an amount equal to $1,500,000 plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to LIBOR and (ii) the Sellers (other than any Nonparticipating Stockholder), pro rata on a several basis based on their relative Indemnity Allocation Percentages, shall pay to the Buyer an amount equal to any remaining difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to LIBOR.

(iii)           Dispute.  If, pursuant to this Section 2.04, there is a dispute as to the final determination of the Actual Common Purchase Price, the Buyer shall promptly pay to the Sellers' Representative (on behalf of the Stockholders) and cause the Company to pay to the Optionholders, on the one hand, and the Sellers (pro rata in accordance with their respective Allocation Percentages) shall pay to the Buyer, on the other hand, as appropriate, such amounts as are not in dispute, together with interest thereon from the Closing Date to the date of payment at an interest rate equal to LIBOR, pending final determination of such dispute pursuant to this Section 2.04.

Section 2.05                                Sellers' Representative.

(a)           Appointment.  Each Seller (other than any Nonparticipating Stockholder) hereby irrevocably constitutes and appoints William Blair Capital Partners VII QP, L.P. ("WBCP QP"), and ClearLight Partners, LLC ("ClearLight"), acting together and not individually, as Sellers' Representative, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents which, as approved by each of WBCP QP, and ClearLight together, may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or the Escrow Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement or the Escrow Agreement and disbursement thereof to the Sellers and others, as contemplated by this Agreement or the Escrow Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement or the Escrow Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Sellers' Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to the Buyer pursuant to this Agreement; (vii) taking actions the Sellers' Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (viii) (A) dispute or refrain from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by the Buyer under this Agreement or other agreements contemplated hereby, (B) negotiate and compromise, on behalf of each such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) execute, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; provided that any amendment, modification, consent, waiver or other action taken with respect to this Agreement by the Sellers' Representative on behalf of all Sellers pursuant to the authority granted under this Section 2.05(a) shall treat all of the Sellers (other than any Nonparticipating Stockholder) the same unless the Sellers' Representative has obtained the written consent of a majority in interest of the group of Sellers that is disadvantaged as compared to the other Sellers by such amendment.  For the avoidance of doubt, no action or approval by the Sellers' Representative pursuant to this Agreement shall be effective or may be relied upon by Buyer unless such action or approval is agreed upon and taken by each of WBCP QP and ClearLight, acting together and not individually.

(b)           Authorization.  Notwithstanding Section 2.05(a), in the event that the Sellers' Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Sellers on any matters concerning this Agreement, the Sellers' Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf.  In such event, each Seller shall have a number of votes equal to such Seller's Allocation Percentage and the authorization of a majority of such number of votes shall be binding on all of the Sellers and shall constitute the authorization of the Sellers.

(c)           Reliance.  The Buyer shall be fully protected in dealing with the Sellers' Representative under this Agreement and may rely upon the authority of the Sellers' Representative to act as the agent of the Sellers (other than any Nonparticipating Stockholder), and the Buyer shall have no liability whatsoever to the Sellers for any action or omission of the Buyer, taken in reliance on the authority of the Sellers' Representative.  Without limiting the generality of the foregoing, any payment by the Buyer to the Sellers' Representative to the extent authorized under this Agreement shall be considered a payment by the Buyer to the Sellers, and any consent, waiver and amendment, modification or other action of the Sellers' Representative under this Agreement shall be considered the consent, waiver, amendment, modification or other action of all the Sellers, as applicable.  The appointment of the Sellers' Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason.  This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

(d)           Acts of the Sellers' Representative.  The Sellers' Representative may resign from its capacity as Sellers' Representative at any time by written notice delivered to the Buyer.  If there is a vacancy at any time in the position of Sellers' Representative for any reason, such vacancy shall be promptly filled by a Seller vote in the manner contemplated by Section 2.05(b).

(e)           No Liability.  The Sellers' Representative shall not be liable to the Buyer or the Sellers in its capacity as the Sellers' Representative for any liability of a Seller or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except in the case of fraud or willful misconduct by it.  The Sellers' Representative may seek the advice of reputable legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Sellers' Representative to the Buyer or the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(f)           Expenses.  Any expenses or liabilities incurred by the Sellers' Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers' Representative but shall be payable by the Sellers based on each Seller's Indemnity Allocation Percentage.  The Sellers' Representative may from time to time submit invoices to the Sellers covering such expenses and/or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses paid.  In addition to any other rights or remedies, the Sellers' Representative may offset any amounts owed by the Sellers to it against funds to be paid to the Sellers hereunder.

(g)           Indemnification of the Sellers' Representative.  The Sellers shall indemnify and hold harmless, pro-rata based on each Seller's Indemnity Allocation Percentage, the Sellers' Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Sellers' Representative's execution and performance (solely in its capacity as the Sellers' Representative and not in its capacity as a Stockholder) of this Agreement, except for fraud, gross negligence or willful misconduct by the Sellers' Representative.

(h)           Withholding Rights.  The Buyer, the Acquisition Sub, the Company, any Subsidiary and the Sellers' Representative shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement to a Seller that is or was an employee or other service provider of the Company or its Subsidiaries such amounts as may be required to be deducted and withheld under applicable Laws. To the extent such amounts are withheld and paid to the appropriate taxing authority in accordance with applicable laws, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Acquisition Sub, as of the date hereof and as of the Closing that each statement contained in this Article 3 is correct and complete, except as set forth in the Schedules (as updated or supplemented pursuant to Section 6.04) accompanying this Agreement (each a "Schedule" and, collectively, the "Schedules").  Capitalized terms used in the Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

Section 3.01     Organization and Qualification.  Except as set forth on Schedule 3.01, each of the Company and the Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization.  Each of the Company and the Subsidiaries has full corporate, limited liability company or other entity power and authority to own or lease its respective properties and to conduct its respective businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to materially harm the business of the Company or its Subsidiaries or result in a Material Adverse Effect.  The copies of the Company's and each Subsidiary's articles of incorporation and by-laws or other equivalent governing documents, each as amended to date and each heretofore made available to the Buyer and/or its agents, are complete and correct, and no amendments thereto are pending.  Except as set forth on Schedule 3.01, the copies of the Company's and each Subsidiary's minute books containing the records of meetings of the shareholders, board of directors, the stock certificate books, the stock record books and similar organizational records of the Company and each Subsidiary, in the form made available to the Buyer and/or its agents, and are complete and correct in all material respects.  The Company and each Subsidiary are duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to materially harm the business of the Company or its Subsidiaries or result in a Material Adverse Effect.

Section 3.02                                Subsidiaries; Securities Owned

.  The Company has no direct or indirect Subsidiaries other than those listed on Schedule 3.02 hereto.  Schedule 3.02 correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation or formation, and the classification or type as designated by such Subsidiary's jurisdiction of incorporation or formation.  Except as set forth on Schedule 3.02 hereto, neither the Company nor any Subsidiary owns, or holds the right to acquire, any securities, partnership interest, joint venture interest or other security or interest in any other Person or Governmental Authority (other than Cash and securities of other Subsidiaries of the Company).

Section 3.03                                Capitalization.

(a)           The total authorized capital stock of the Company consists of 120,000 shares of Class A Preferred, 71,710.39282 of which are issued and outstanding as of the date hereof, 1,000 shares of Class B Preferred, 1,000 of which are issued and outstanding as of the date hereof, and 2,100,000 shares of Common Stock, 1,435,844.84 of which are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Preferred Stock and Common Stock are duly and validly issued and outstanding, and are fully paid and non-assessable.  On the date hereof, all of the issued and outstanding shares of Preferred Stock and Common Stock are held of record by the Stockholders as set forth on Schedule 3.03 hereto, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges that will be released at the Closing.  Except as set forth on Schedule 3.03, there are no authorized or outstanding subscriptions, options, warrants, commitments, preemptive rights, subscription rights, exchange rights, agreements, arrangements, commitments or obligations (contingent or otherwise) of any kind for or relating to the repurchase, acquisition, issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.  On the date hereof, all of the issued and outstanding Options are held of record by the Optionholders as set forth on Schedule 3.03 hereto, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges that will be released at the Closing.

(b)           All of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are duly and validly issued and outstanding, and are fully paid (in compliance with applicable Laws) and, to the extent applicable, non-assessable.

  All of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are directly or indirectly owned by the Company, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges that will be released at the Closing.  Except as set forth on Schedule 3.03 hereof, there are no authorized or outstanding subscriptions, options, warrants, commitments, preemptive rights, subscription rights, exchange rights, agreements, arrangements, commitments or obligations (contingent or otherwise) of any kind for or relating to the repurchase, acquisition, issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of any Subsidiary of the Company.  Schedule 3.03 sets forth a true and complete list of all outstanding Options, indicating with respect to each such Option (i) the name of the Optionholder thereof, (ii) the Company Option Plan under which it was granted, (iii) the number of shares of Common Stock subject to such Option, (iv) the exercise price, and (v) the date of grant.

Section 3.04                                Authority of the Company.

(a)           The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement (the "Other Documents") and to carry out the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Other Document and the performance of the Company's obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize the execution, delivery and performance of this Agreement and each Other Document.  This Agreement and each Other Document constitute, or will when executed and delivered constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           The execution, delivery and performance by the Company of this Agreement and each Other Document to which it is a party:

        (i)           do not and will not violate any provision of the articles of incorporation or by-laws or other equivalent governing document of the Company or any
                       Subsidiary;

(ii)           do not and will not violate any Laws of the United States, or any state or other jurisdiction applicable to the Company or any Subsidiary, or require the Company or any Subsidiary to obtain any approval, consent or waiver of, or make any filing with, or provide notice to, any Person (governmental or otherwise) that has not been obtained or made, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except for any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other competition or anti-trust related legal or regulatory requirements of foreign jurisdictions, commissions or governing bodies (the "Antitrust Laws") and except as set forth on

Schedule 3.04(b)(ii)(A) hereto (the "Pre-Closing Educational Consents") and Schedule 3.04(b)(ii)(B) hereto (the "Post-Closing Educational Consents"); and

(iii)           do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination, acceleration, modification, cancellation of, or require any notice, consent, authorization, approval or exemption under any indenture, loan or credit agreement, or any other material agreement, contract, understanding, commitment, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company or any Subsidiary is a party or by which the property of the Company or any Subsidiary is bound (or result in the imposition of any Liens upon any of their assets), except as otherwise set forth on Schedule 3.04(b)(iii) hereto.

Section 3.05                                Compliance with Laws

.  Except as set forth on Schedule 3.05 hereto, the Company and each Subsidiary is in compliance with all applicable laws, judgments, decrees, injunctions, statutes, ordinances, orders, rules and regulations ("Laws") promulgated by any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether foreign, transnational, federal, state, municipal, local or other governmental authority but excluding any Educational Agency (a "Governmental Authority") which are necessary for the operation of the business of the Company and the Subsidiaries as conducted, except where failure to so comply would not individually or in the aggregate, currently have a Material Adverse Effect.  Notwithstanding the foregoing, the representations and warranties in this Section 3.05 do not apply to the subject matter of the representations in Sections 3.25 through 3.30.  Except as set forth on Schedule 3.05 hereto, since the Compliance Date, neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply materially with any Law by the Company or its Subsidiaries.  Neither the Company, any Subsidiary nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or the Subsidiaries, (a) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Authority, (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

Section 3.06                                Advisory and Other Fees

.  Neither the Company, nor any Subsidiary has incurred nor shall any of them become liable for any advisory fee, broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, other than advisory fees payable to BMO Capital Markets Corp., which fees shall be paid as provided in Section 12.04.

Section 3.07                                Taxes.   Except as set forth on Schedule 3.07 hereto:

(a)           i)           The Company and each Subsidiary has complied in all material respects with all Laws related to Taxes.  All income Tax Returns of or with respect to the

 Company and each Subsidiary required by Law to be filed have been timely filed and all other material Tax Returns of or with respect to the Company and each Subsidiary required by applicable federal, foreign, state, local or other Law to be filed have been filed and all such Tax Returns were true, correct and complete in all material respects;

(ii)           The Company and each Subsidiary have timely paid or caused to be paid as of the date hereof all Taxes (whether or not shown as due on the Tax Returns referred to in Section 3.07(a)(i)), except to the extent such Taxes are being contested in good faith by the Company or any Subsidiary or are properly reserved for on the books or records of the Company;

(iii)           There has not been any audit of any Tax Return filed by or with respect to the Company or any Subsidiary for which the applicable statute of limitations has not expired, no audit of any such Tax Return of or including the Company or any Subsidiary is in progress, and neither the Company nor any Subsidiary has been notified in writing by any taxing authority that any audit is contemplated or pending.  No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction; and

(iv)           The Company and each Subsidiary has provided to the Buyer (A) true, correct and complete copies of all Tax Returns relating to income Taxes and other material Tax Returns filed by the Company or such Subsidiary for the past three (3) years and (B) true, correct, and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar document, notice, or correspondence, in each such case, that the Company, any Subsidiary (or representative thereof) has received from, sent to, or entered with the Internal Revenue Service or other Governmental Authority in the last three years or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations.

                                (b)           Neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under, any agreement relating to allocating or sharing the payment of, or liability for, Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6 (or a similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c)           No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary.  Neither the Company nor any Subsidiary has agreed to or is required to make any adjustment for any period after the Closing Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of the Company or any Subsidiary and the Internal Revenue Service has not proposed in writing any such adjustment or change in accounting method.  Neither the Company nor any Subsidiary has any private letter ruling, technical advice or other similar requests presently pending with any Governmental Authority.

(d)           Except as set forth on Schedule 3.07(d) hereto, neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency and no power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force.

(e)           The Company and each Subsidiary have (i) withheld and paid over to the relevant Governmental Authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, including any Taxes denominated as "employer contributions" or "premiums," and (ii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other applicable federal, state, local or foreign laws relating to Taxes) as in effect for the applicable year.

(f)           Except as set forth on Schedule 3.07(f) hereto, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(g)           Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(h)           Except as set forth on Schedule 3.07(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either by themselves or in connection with any other event, will entitle any employee, officer, or director of the Company or any Subsidiaries to any payment of any material amount that could individually or in combination with any other such payment constitute an "excess parachute payment" as defined in Code § 280G(b)(1) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(i)           There are no Liens for Taxes on any assets of the Company or any Subsidiary, other than liens for Taxes not yet due and payable.

(j)           None of the Company or the Subsidiaries is or has ever been a "United States real property holding corporation" within the meaning of Code section 897(c).

(k)           Based on the Internal Revenue Code, Treasury Regulations and other applicable guidance as of the Closing Date, and taking into account the transition period rules and other mitigation provisions contained therein, none of the Company's or the Subsidiaries' "nonqualified deferred compensation plans" within the meaning of Code section 409A is likely to result in a participant's incurring income acceleration or penalties under Code section 409A.  Neither the Company nor any Subsidiary has any indemnity obligation for any Taxes imposed under Code section 409A.

(l)           No asset of the Company or any Subsidiary is tax-exempt use property under Code section 168(h).  No portion of the cost of any asset of the Company or any Subsidiary has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section103(a).  None of the assets of the Company or any Subsidiary is property that the Company or such Subsidiary is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

(m)           Neither the Company nor any Subsidiary has engaged in any "listed transaction" or "reportable transaction" within the meaning of Section 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(n)           The Company does not have any "excess loss accounts" with respect to any Subsidiary.  The Company does not have any items of income, gain, loss, expense, or deduction deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of foreign, state, or local laws).

Section 3.08                                Litigation

.  Schedule 3.08 hereto sets forth each material claim, complaint, charge, grievance, arbitration, condemnation, expropriation or other proceeding related to the employment of the employees of the Company and any Subsidiary and in eminent domain, action, suit, investigation and other proceeding pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary or the operation, conduct, use or value of their properties or facilities, at law or in equity, or before or by any Governmental Authority.

Section 3.09                                Financial Statements.

(a)           The Company has delivered to the Buyer the following financial statements, attached as Schedule 3.09 hereto:

(i)           audited consolidated balance sheet of the Company as of June 30, 2006 and June 30, 2007 and audited consolidated statements of operations, shareholder's equity, and cash flows for the fiscal year then ended (collectively, the "Audited Financial Statements"); and

(ii)           unaudited consolidated balance sheet of the Company as of May 31, 2008 (the "Latest Balance Sheet") and the related statements of operations and cash flows for the eleven months then ended (collectively, the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements").

In addition, the Company has delivered to the Buyer copies of all management recommendation letters received by the Company from its auditors in connection with the audit of the Audited Financial Statements.

(b)           Except as set forth on Schedule 3.09, the Audited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the relevant entities at the dates of said statements and the results of their operations and cash flows for the periods covered thereby.  The Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the financial condition of the Company and the Subsidiaries at the date of such statements and the results of their operations and cash flows for the period covered thereby, except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect normal year-end adjustments.

(c)           Except as set forth on Schedule 3.09 hereto, neither the Company nor any of the Subsidiaries has any material liabilities of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, or otherwise, whether due or to become due and regardless of when or by whom asserted) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) the liabilities reflected or reserved against on the Latest Balance Sheet (including all notes thereto); (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit); and (iii) liabilities incurred in connection with the transactions contemplated hereby.

Section 3.10                                Transactions with Affiliates.

 Except as set forth on Schedule 3.10 hereto and except to the extent reflected in the Financial Statements, there is not in existence any, and since the Compliance Date, there have been no material transactions, contracts, understandings or agreements of any kind between the Company or any Subsidiary and any Person (other than the Company or any Subsidiary) who is an Affiliate of the Company or any Subsidiary, or officer, director or stockholder, or to the Knowledge of the Company, any employee of the Company or any Subsidiary, or any individual related by marriage or adoption to any such individual or entity in which any such individual owns a material interest.

Section 3.11                                Real Properties.

(a)           The Company or the Subsidiaries have good and marketable title to the real properties set forth on Schedule 3.11(a) hereto (the "Owned Real Property") free and clear of Liens, except for Permitted Liens.  Except as set forth on Schedule 3.11(a), the Company or the Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.  No Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party.

(b)           Schedule 3.11(b) hereto sets forth each lease or other agreement under which the Company or any Subsidiary leases or has rights in any material real property (the "Real Property Leases" and, each individually, a "Real Property Lease").  True and complete copies of the Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to the Buyer and/or its agents by the Company.  Except as set forth on Schedule 3.11(b) hereto, the Company and each Subsidiary have a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 3.11(b) hereto (individually, the "Leased Real Property" and, collectively, the "Leased Real Properties"), and neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)           No material permit, license or certificate of occupancy pertaining to the leasing or operation of any Owned Real Property or Leased Real Property, other than those which are transferable with such property, is required by any Governmental Authority.

Section 3.12                                Absence of Material Adverse Effect.

 Except as set forth on Schedule 3.12 hereto, since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect.

Section 3.13                                Absence of Certain Changes.

 Except as set forth on Schedule 3.13 hereto, or as contemplated by this Agreement, the Company and each Subsidiary have complied in all material respects with the covenants and restrictions set forth in Section 6.01 hereof to the same extent as if this Agreement had been executed on, and had been in effect since, the date of the Latest Balance Sheet.

Section 3.14                                Tangible Personal Property.

 Except as set forth on Schedule 3.14 hereto, (a) the Company and each Subsidiary have good and marketable title to all of the items of tangible personal property and assets used by them or reflected on the Latest Balance Sheet, except for inventory or equipment as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices, and (b) all such tangible personal property is owned free and clear of all liens, encumbrances, mortgages, pledges, options, licenses, contracts and security interests (collectively, "Liens"), except for (i) Liens identified on Schedule 3.14 hereto and (ii) Permitted Liens.

Section 3.15                                Intellectual Property.

(a)           Schedule 3.15 hereto sets forth a complete and accurate list of all: (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and Internet domain name registrations, (iii) registered copyrights and applications for registration of copyrights, and (iv) material software (including, without limitation, generic descriptions of firmware, libraries, middleware, and applications) that is embodied in any product or service of the Company or any of its Subsidiaries, in each of the foregoing cases that are owned by the Company or any Subsidiary (collectively, "Company Scheduled Intellectual Property").

(b)           Except as set forth on Schedule 3.15, the Company (directly or through a Subsidiary) (i) owns and possesses all right, title and interest in and to all Company Scheduled Intellectual Property, free and clear of all Liens other than (1) Permitted Liens or (2) any applicable licenses set forth on Schedule 3.16, and (ii) owns and possesses all right, title and interest in and to or possesses valid and enforceable licenses to all (y) other Company

 Intellectual Property and (z) all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries on or prior to Closing, free and clear of all Liens other than (1) Permitted Liens or (2) any applicable licenses set forth on Schedule 3.16.

(c)           Except as set forth on Schedule 3.15, (i) neither the Company nor any Subsidiary has received any notice of infringement or misappropriation of or conflict with any Intellectual Property of any third party (including, without limitation, any written demands or written unsolicited offers to license any Intellectual Property from any third party that reference a third party patent and a Company product or service); (ii) neither the conduct of its business nor any of the products sold or services provided by the Company or any Subsidiary in connection therewith infringes, misappropriates or otherwise conflicts with Intellectual Property of any third party on or prior to Closing; (iii) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any Intellectual Property owned by the Company; and (iv) no claims are pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries by any third party regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property, and to the Knowledge of the Company there are no grounds for the same.

(d)           (i) Since the Compliance Date and to the Knowledge of the Company, no material Company Intellectual Property has been abandoned or permitted to lapse, and (ii) the Company and its Subsidiaries (as applicable) have used all commercially reasonable efforts to maintain and protect the Company Intellectual Property, in each case, except as set forth on Schedule 3.15.

(e)           Except as set forth on Schedule 3.15 and Schedule 3.04(b)(iii), (i) the transactions contemplated by this Agreement will not have an adverse effect on the Company's or any Subsidiary's right, title or interest in and to the Intellectual Property owned or used by the Company or such Subsidiary, and (ii) all of such Intellectual Property shall be owned or available for use by the Company or the applicable Subsidiary immediately after Closing on terms and conditions identical to those under which such Intellectual Property was owned or available for use by the Company or such Subsidiary immediately prior to the Closing.

(f)           Except as set forth on Schedule 3.15, (i) the Company and its Subsidiaries have taken steps reasonable under the circumstances to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company and its Subsidiaries, and (ii) each of the Company and its Subsidiaries has instituted policies requiring each employee, consultant and independent contractor (1) to execute proprietary information and confidentiality agreements, and (2) to execute agreements assigning to the Company or one of its Subsidiaries any Intellectual Property arising out of such employee's, consultant's or independent contractor's employment or engagement, in each case prior to or upon their employment or engagement.

Section 3.16                                Contracts.  Except for contracts, commitments, plans, agreements and licenses listed on Schedule 3.16 hereto (true and complete copies (including all amendments, exhibits, attachments, waivers or other changes thereto) of which have been made available to the Buyer and/or its agents) (the "Contracts"), neither the Company nor any Subsidiary is a party to or subject to, or any assets or properties of the Company or the Subsidiaries are bound by:

(a)           any plan, contract, commitment or agreement providing for or relating to bonuses, stock, options, stock purchases, profit sharing, collective bargaining or the like or any contract or agreement with any labor union (other than the plans listed on Schedule 3.19) or containing any severance obligations or providing for the payment of cash or other compensation or benefits upon the sale of all or a portion of the assets of the Company or any Subsidiary or a change of control;

(b)           (i) any employment contracts or (ii) any consulting or independent contractor contract or any contract for services (other than for services by independent contractors or employees pursuant to employment contracts) which requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty;

(c)           any contract or agreement for the purchase of any commodity, material or equipment in excess of $100,000 (other than purchase orders entered into in the ordinary course of business);

(d)           any contract or agreement requiring the purchase of all or substantially all of its requirements of a particular product from a supplier, except any contract or agreement relating to the purchase of inventory in the ordinary course of business;

(e)           any contract or agreement which by its terms does not terminate or is not terminable by the Company or any Subsidiary within twelve months after the date hereof without payment of a penalty of $100,000 or more;

(f)           any material contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person;

(g)           any partnership, joint venture or other similar contract or agreement;

(h)           any material contract or agreement providing for the license of patents, trademarks, service marks, trade names or copyrights between the Company or any Subsidiary and any third party (other than licenses of commercially available, off-the-shelf software);

(i)           any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement for consideration in excess of $50,000 or monitoring by a Governmental Authority, consent decree or reporting responsibilities to a Governmental Authority outside the ordinary course of business;

(j)           any contract, agreement or arrangement under which the Company or any Subsidiary has advanced or loaned any amount to any of its directors, officers, managers or employees, except for advances to employees in the ordinary course of business;

(k)           any contract, agreement or arrangement for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000;

(l)           any contract, agreement or arrangement that would constitute Indebtedness of the Company or its Subsidiaries (excluding advances to employees in the ordinary course of business);

(m)           any contract, agreement or arrangement granting any Person a Lien on all or any material part of the assets of the Company or any Subsidiary, other than Liens which will be released at the Closing;

(n)           any contract, agreement or arrangement under which the Company or any Subsidiary is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by the Company or any Subsidiary, in any single lease (or group of related leases with the same party) under (i) or (ii) having an original value in excess of $500,000;

(o)           any contract, agreement or arrangement containing releases, covenants, warranties or indemnities concerning environmental conditions of any real property, including any Owned Real Property or Leased Real Property; or

(p)           other than the contracts, agreements or arrangements of the type covered by Sections 3.16(a) through 3.16(o) (regardless of any dollar or other thresholds or limitations set forth therein) and other than purchase orders entered into in the ordinary course of business, any other contracts or agreements creating any obligation of the Company or any Subsidiary of more than $250,000 annually with respect to any such contract, agreement or arrangement.

All Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or such Subsidiary and, to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in default in complying with any material provisions thereof, nor has the Company or any of the Subsidiaries received written notice of any such default, and, to the Knowledge of the Company, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of the Company or such Subsidiary which default would reasonably be expected to have a Material Adverse Effect.

This Section 3.16 does not apply to any Contract relating to the subject matter covered by Sections 3.25 through 3.30, including, without limitation, any student enrollment agreement or any Contract with an Educational Agency or State Financial Assistance Agency.

Section 3.17                                Insurance.

Other than with respect to the welfare benefit insurance policies (which shall be governed by Section 3.19(f)) and the fidelity bond for the 401(k) plan, the Company has made available to the Buyer true, correct and complete copies of all policies of insurance, including fidelity bonds, general liability policies, product liability, comprehensive general liability and umbrella insurance policies, maintained as of the date hereof by the Company and each Subsidiary (the "Insurance Policies"), together with descriptions of

 "self insurance" programs, if any.  All such Insurance Policies are in full force and effect, and all premiums due under such Insurance Policies have been paid, and neither the Company nor any Subsidiary is, or has been since the Compliance Date, in default with respect to its payment obligations under any such Insurance Policies.

Section 3.18                                Permits.   Except as set forth on Schedule 3.18 hereto and except for the Educational Approvals and the subject matter covered by Sections 3.25 through 3.30, (i) the Company and each Subsidiary has obtained and currently holds and is in compliance with all terms and conditions of all permits, registrations, licenses, franchises, certifications, approvals, exemptions and other approvals (collectively, the "Approvals") from Governmental Authorities necessary for the conduct of its business as presently conducted, except where the failure to obtain such Approvals would not reasonably be expected to have a Material Adverse Effect, (ii) all such Approvals are valid and in full force and effect, except where the failure to obtain such Approvals would not reasonably be expected to have a Material Adverse Effect and (iii) none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by the Company or by the consummation of the transactions contemplated by this Agreement.

Section 3.19                                Employee Benefit Plans.  All Employee Benefit Plans are listed on Schedule 3.19 hereto.  With respect to each Employee Benefit Plan, a true and complete copy of each of the following documents has been provided or made available to the Buyer and/or its agents, if applicable: (i) the current plan document and all amendments thereto (or descriptions thereof for any unwritten Employee Benefit Plan), (ii) each trust, insurance contract or other funding arrangement, (iii) each summary plan description and any summary of material modifications thereto, (or other descriptions or summaries that have been distributed to participants and beneficiaries for any Employee Benefit Plan not subject to ERISA), (iv) the most recently filed annual report on the Form 5500 with all attachments thereto, (v) the most recently received IRS determination letter or opinion letter, and (vi) all current contracts and agreements with service providers.  Except as set forth on Schedule 3.19 hereto:

(a)           all Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with their terms and all applicable Laws, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code;

(b)           each Employee Benefit Plan, the Company, each Subsidiary, each employee of the Company or a Subsidiary and, to the Knowledge of the Company, each trustee, administrator or other fiduciary of an Employee Benefit Plan has not engaged in any breach of fiduciary responsibility or any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any Employee Benefit Plan, the Company, any Subsidiary, any such trustee or administrator thereof, or any other party dealing with any Employee Benefit Plan to material liability or to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(c)           no Employee Benefit Plan is a defined benefit pension plan (as defined in Section 3(35) of ERISA) or has within the six (6) years preceding the date of this Agreement been subject to the minimum funding requirements of Section 412 of the Code or to Title IV of ERISA.  The Company, each Subsidiary, and each other trade or business, whether or not incorporated, that together with the Company or any Subsidiary would be treated as a single employer under Section 414 of the Code (an "ERISA Affiliate"), do not maintain, sponsor or have liability with respect to any "pension plan" (as defined in Section 3(2) of ERISA) that is, or within the six years preceding the date of this Agreement has been, subject to Title IV of ERISA or Section 412 of the Code.
(d)           the Company and each ERISA Affiliate have no obligation to contribute to, and have no liability with respect to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA;

(e)           each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a prototype opinion letter that such Employee Benefit Plan is a "qualified plan" under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan;

(f)           with respect to the Employee Benefit Plans, all required contributions, premiums or payments required to have been made or paid have been timely made or properly accrued on the Company's financial statements;

(g)           the Company has no liability under any Employee Benefit Plan, or otherwise, to provide medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by law), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan;

(h)           neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment of severance or other compensation to any current or former employee of the Company or any Subsidiary, or (ii) increase the amount of any compensation or benefits, or accelerate the time of payment or vesting of benefits, under any Employee Benefit Plan or otherwise with respect to any employee of the Company or any Subsidiary; and

(i)           there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted involving any Employee Benefit Plan.  To the Knowledge of the Company, no Employee Benefit Plan is under audit or investigation by the IRS, the U.S. Department of Labor or other Governmental Authority.

Section 3.20                                Employees; Labor Matters.  No employee of either the Company or any Subsidiary is covered by a collective bargaining agreement or represented by a labor union, nor is there any collective bargaining agreement currently being negotiated by the Company or any Subsidiary.  There is not now, nor has there occurred at any time during the past five (5) years any labor dispute with any union with respect to the employees of the Company or any Subsidiary.  To the Knowledge of the Company, there is not now, nor has there occurred at any time during the past five (5) years any union organizational efforts or representation activities with respect to the employees of the Company or any Subsidiary.  Neither the Company nor any Subsidiary has experienced any work stoppage or slow down within the past five (5) years.

Section 3.21                                Environmental Matters.  Except as set forth on Schedule 3.21 hereto, since the Compliance Date, the Company and the Subsidiaries have obtained and possess all material permits, licenses and other material authorizations required under federal, state and local Laws and regulations concerning worker safety and health or pollution or protection of the environment, in each case as enacted and in effect on or prior to the date hereof, including all such laws and regulations relating to the emission, discharge, release or threatened release of any petroleum, pollutants, environmental contaminants or hazardous or toxic materials, noise, odors, substances or wastes into air, surface water, groundwater or lands ("Environmental Requirements").  Except as set forth on Schedule 3.21 hereto, the Company and each Subsidiary are, and since the Compliance Date have been,  in material compliance with all terms and conditions of such permits, licenses and authorizations and are, and since the Compliance Date have been, in material compliance with all other Environmental Requirements.  Except as set forth on Schedule 3.21 hereto, since the Compliance Date, neither the Company nor any Subsidiary has received any written notice from any governmental authority or other third party asserting or alleging that the Company or any Subsidiary has failed in any material respect to comply with any Environmental Requirements, or that the Company or any Subsidiary is liable in any material respect for any material injury or material damages to any Person or property because of the release or threatened release of any petroleum, pollutants, environmental contaminants, hazardous or toxic materials, substances or wastes except for such notices the subject matter of which has been substantially resolved.  Except as set forth on Schedule 3.21, neither the Company nor any Subsidiary nor any predecessor for which the Company is liable has treated, stored, handled, disposed of or released or exposed any person to any hazardous substance, or owned or operated any property or facility contaminated by a hazardous substance, so as to give rise to any material liabilities or obligations for fines, penalties, damages, or remedial or cleanup obligations under any Environmental Requirements, including without limitation any obligations to conduct or fund remedial or other response action.  The Company has made available to the Buyer all material environmental audits and reports that are in the Company's possession and that relate to the Company's or any Subsidiary's past or current properties, facilities or operations, which audits and reports are listed on Schedule 3.21 hereto.  Notwithstanding any implication to the contrary contained herein, this Section 3.21 constitutes the sole and exclusive representations and warranties of the Company with respect to Environmental Requirements and all other environmental matters and matters relating to hazardous substances.

Section 3.22                                Employee Relations.

(a)           Neither the Company nor any Subsidiary is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

(b)           Except as set forth on Schedule 3.22(b), (i) there is not pending or, to the Knowledge of the Company, threatened, any discrimination, harassment, safety, health, wrongful termination or wage and hour proceedings, or other claims, charges or complaints against or involving the Company or any Subsidiary before the National Labor Relations Board, the Occupational Safety & Health Administration (OSHA), the Department of Labor (DOL), the Equal Employment Opportunity Commission (EEOC), or any other governmental entity or arbitration proceeding and to the Knowledge of the Company there are no facts or circumstances that would support such a claim and (ii) there are no material actions, suits, proceedings, grievances, complaints or charges that have been filed against the Company or any Subsidiary by any employees, former employees or prospective employees of the Company and any Subsidiary under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed.

(c)           The Company and each Subsidiary have made all payments and withholdings of employment-related taxes and other employment-related sums as required by appropriate Governmental Authorities and has withheld and paid to the appropriate Governmental Authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply in all material respects with any Laws relating to the foregoing.

(d)           All obligations of the Company or any Subsidiary relating to its employees, whether arising by operation of law, by contract or past custom, for payments by the Company or any Subsidiary to trusts or other funds or to any governmental entity with respect to workers compensation, unemployment compensation, social security or any other benefits for such employees with respect to employment of such employees have been paid or accrued on the Company's financial statements in accordance with GAAP.  All obligations of the Company or any Subsidiary with respect to such employees, whether arising by operation of law, by contract, by past custom or otherwise, for salaries, vacation and holiday pay, sick pay, bonuses, other forms of compensation or other benefits payable to such employees in respect of the services rendered by any of them have been paid or accrued on the Company's financial statements in accordance with GAAP.

(e)           To the Knowledge of the Company, no employee of the Company or any Subsidiary is a party to, or is otherwise bound by, any contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of the Company or any Subsidiary (or the Buyer after Closing), or (ii) the ability of the Company or any Subsidiary (or the Buyer after Closing) to conduct its business.  To the Knowledge of the Company, no key employee has threatened to terminate his or her employment with the Company or any Subsidiary, as a result of the transactions contemplated hereby or otherwise.

(f)           Schedule 3.22(f) sets forth each claim or proceeding of the types referred to in the preceding clauses (a) through (e) that was settled or otherwise resolved on or after January 1, 2005 and that involved the payment of more than Fifty Thousand Dollars ($50,000).

(g)           The Company has made available to Buyer a true and complete list of the names and current salaries or compensation rates of all of the trustees, officers and other employees of the Company and each Subsidiary and consultants performing similar functions as employees, and whether or not such employee is exempt or non-exempt.

(h)           Neither the Company nor any Subsidiary is in violation in any material respect of any provision of any law promulgated by any governmental authority regarding the terms and conditions of employment or other labor-related matters, including, without limitation, laws relating to discrimination, harassment, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees of the Company or any Subsidiary, except where such violation would not, individually or in the aggregate, currently have a Material Adverse Effect.

Section 3.23                                Officers and Directors.

Schedule 3.23 hereto sets forth the name and title of each officer and director of the Company and each Subsidiary as of the date hereof.

Section 3.24                                Bank Accounts.  The Company has made available to Buyer a list of each bank in which the Company or any Subsidiary has an account, safe deposit box or lock box as of the date hereof and the number of each such account or box and each authorized signatory as of the date hereof.

Section 3.25                                Educational Approvals and Compliance.

(a)           Since the Compliance Date, each Company School has received and maintained without interruption all Educational Approvals required by any Educational Agency.  Schedule 3.25(a) sets forth a true, correct and complete list of all Educational Approvals held by each Company School.  The Company has made available to the Buyer true, correct and complete copies of all such Educational Approvals in effect since the Compliance Date.

(b)           The Educational Approvals that are currently in effect are in full force and effect according to their terms and are valid, except to the extent the failure of any such Educational Approval to be valid and in full force and effect would not have, individually or in the aggregate, a material effect on the Company or any Company School.  Except as set forth on Schedule 3.25(b), to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in the loss, suspension, withdrawal or limitation of any Educational Approval, except to the extent the loss, termination, revocation, suspension, restriction or failure to obtain renewal of any Educational Approval or the imposition of any fine, penalty or other sanction would not have, individually or in the aggregate, a material effect on the Company or any Company School.  Except as set forth on Schedule 3.25(b), to the Knowledge of the Company, there is no investigation or proceeding pending or threatened in writing that could reasonably be expected to result in the loss, termination, revocation, suspension, restriction or failure to obtain renewal of any Educational Approval or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Educational Approval.  Except as set forth on Schedule 3.25(b), no Educational Approval contains any direct prohibition on new locations or direct limitation on enrollments at any Company School, provided, however that there may exist Educational Laws that may provide for and otherwise result in the imposition of such prohibitions or limitations.  Except as set forth on Schedule 3.25(b), to the Knowledge of the Company, no event has occurred that could reasonably be expected to prevent or delay the transactions contemplated by this Agreement or the issuance of any Educational Approvals required in connection with the transaction, except to the extent that such prevention or delay would not have, individually or in the aggregate, a material effect on the Company or any Company School.  The Educational Approvals currently held by the Company Schools constitute all the licenses, accreditations, permits or approvals necessary and material to the conduct of the business and operations of each Company School in the manner that they are now being conducted.  Since the Compliance Date, no application made by any Company School for any Educational Approval has been denied by final agency action.

(c)           Schedule 3.25(c) includes a correct and complete list of the full address of the main campus of each Company School and any additional location at which any such Company School offers fifty percent (50%) or more of an educational program.  Except as set forth on Schedule 3.25(c), the Company does not offer any educational instruction at any site, building, or facility other than (i) the addresses set forth on Schedule 3.25(c), or (ii) at any business location at which students of a Company School perform externships.

(d)           Schedule 3.25(d) sets forth a complete and correct list of each Company School operated by the Company and the Subsidiaries since the Compliance Date, including the main campus and any additional locations thereof with the applicable Office of Postsecondary Education Identification Numbers.

(e)           Except as set forth on Schedule 3.25(e), since the Compliance Date, the Company Schools have been and are in material compliance with all applicable Education Laws including, but not limited to, Title IV, the binding standards of all Accrediting Bodies, and the terms of their Educational Approvals in all material respects.

(f)           The Company and each Company School have satisfied the alternative standards of financial responsibility in accordance with 34 C.F.R. § 668.175 for each of the fiscal years ended June 30, 2006 and June 30, 2007, as set forth on Schedule 3.25(f). Except as set forth on Schedule 3.25(f), since the Compliance Date, neither the Company nor any Company School has received written notice of a request by any Educational Agency requiring a Company School to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or received any request or requirement that any Company School process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures, as those procedures are set forth at 34 C.F.R. § 668.162.

(g)           Schedule 3.25(g) provides a complete and correct list of all Compliance Reviews that have been conducted at the Company Schools since the Compliance Date or conducted in an earlier period but remain unresolved as of the date of this Agreement.

Section 3.26                                Student Recruiting.  Except as set forth on Schedule 3.26, since the Compliance Date, no admissions representative, agent or any other person or entity engaged, by means of contract, employment or otherwise, in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds for or on behalf of the

 Company, or any Company School has been paid, provided or contracted for any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid based on a policy or practice of the Company, or any Company School that is in material contravention of Title IV.

Section 3.27                                Control Matters.  To the Knowledge of the Company, no person who has for any period since the Compliance Date, exercised Substantial Control over the Company or any Company School or any member or members of that person's family, alone or together, exercised, prior to or concurrent with their position of Substantial Control with the Company or any Company School, Substantial Control over an institution other than the Company or a third-party servicer that owes a material liability for a violation of any requirement of the Title IV Programs.  To the Knowledge of the Company, since the Compliance Date, no Company School nor any person who exercises Substantial Control over the Company or any Company School  has pled guilty to, has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.  To the Knowledge of the Company, since the Compliance Date, neither the Company nor any Company School nor any Affiliate of the Company or any Company School that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of any Institution, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy.  Neither the Company nor any Company School knowingly employs, and, since the Compliance Date has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act of 1965, as amended, for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.  No institution not then a Company School or Affiliate of the Company (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. 668.2) is, or since the Compliance Date has been, administered commonly, jointly or in conjunction with the Company or any Company School, and no other institution or organization not then a Company School or Affiliate of the Company has provided educational services on behalf of the Company or any Company School, except for instruction provided under clinical affiliations.  Neither the Company nor any Company School provides, or since the Compliance Date, has provided, any Title IV eligible educational instruction on behalf of any other institution or organization of any sort.

Section 3.28                                Recruitment; Admissions Procedures; Attendance Reports.

(a)           The Company has provided to the Buyer or will provide to the Buyer upon written request, accurate copies of all written policy manuals and other written material statements of procedures or instructions currently in effect relating to (A) recruitment of students for each Company School, including procedures for assisting in the application by prospective students for direct or indirect funding under Student Financial Assistance Programs, (B) admissions procedures, including any descriptions of procedures for insuring compliance with

 Law or Accrediting Body requirements and standards applicable to such procedures, (C) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion and (D) procedures for processing, disbursing and returning Student Financial Assistance Program Funds (collectively, the "Policy Guidelines").  Except as set forth on Schedule 3.28, to the Knowledge of the Company, since the Compliance Date, the operations of the Company and each Company School have been conducted in all material respects in accordance with the Policy Guidelines.

(b)           To the Knowledge of the Company, since the Compliance Date, the Company, the Subsidiaries and its Company Schools have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company and each Company School to all Educational Agencies, Governmental Authorities or other entities with which such filings are required in order to be in compliance in all material respects with (A) applicable accreditation standards and requirements, (B) legal requirements governing programs pursuant to which such Company School or its students receive student financial assistance, and (C) all articulation agreements between the Company or such Company School and degree granting colleges and universities in effect as of the date hereof.

Section 3.29                                State Financial Assistance Programs.

(a)           Schedule 3.29(a) lists each State Financial Assistance Program pursuant to which student financial assistance, grants or loans are provided to or on behalf of any Company School's students.

(b)           Except as set forth on Schedule 3.29(b), to the Knowledge of the Company, since the Compliance Date, the Company and each of the Company Schools have been and are in material compliance with any and all Laws relating to any form of State Financial Assistance Program funds, except where failure to so comply would not have a Material Adverse Effect.

Section 3.30                                Delivery of Documents.  The Company has made available to the Buyer true and complete copies of all material correspondence (excluding general correspondence routinely sent to or received from the DOE or any Accrediting Body) received from or sent by or on behalf of the Company or any Company School to the DOE, any Educational Agency or any Accrediting Body to the extent such correspondence (1) was sent or received within the past three (3) years or prior thereto if such correspondence relates to any issue which remains pending, and (2) relates to (A) any audits, program reviews, investigations or site visits conducted by the DOE, any state licensing agency or any guaranty agency reviewing compliance by the Company or any Company School with the statutory, regulatory or other requirements of the Title IV Programs; (B) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew or condition any Educational Approval of the Company or any Company School; (C) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company or any Company School on the posting of a letter of credit or other surety in favor of the DOE or any documentation reflecting that such letter of credit is or was posted; (D) any written notice of an intent to provisionally certify the eligibility of any Company School to participate in the Title IV Programs or a copy of such a Provisional Program Participation Agreement; (E) the placement or removal of any School on or from the reimbursement or cash monitoring method of payment under the Title IV Programs and

 (F) any matter or proceeding disclosed in Section 3.25 through 3.29 hereof, including schedules thereto.

Section 3.31                                Internal Controls.  To the Knowledge of the Company, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) there are no transactions of a material nature, individually or in the aggregate, that have not been properly recorded in the accounting records underlying the financial statements (other than those disclosed on Schedule 3.31 hereto) and (ii) there are no reportable conditions, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company's or any Subsidiary's ability to initiate, record, process, and report financial data; provided that the Company and its Subsidiaries make no representation or warranty that such systems or internal accounting controls meet the standards of companies subject to the Sarbanes-Oxley Act of 2002, and such controls have not been audited or certified (whether for the purpose of obtaining an SAS70 report or otherwise) for purposes of compliance with the Sarbanes-Oxley Act of 2002.

Section 3.32                                No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS QUALIFIED BY THE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller (other than any Nonparticipating Stockholder) severally represents and warrants to the Buyer and the Acquisition Sub, as of the date hereof and as of the Closing to such Seller, that:

Section 4.01                                Organizational Authorization.   If such Seller is an entity, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within such Seller's organizational powers and have been duly authorized by all necessary action on the part of such Seller, and no other organizational proceedings on the part of such Seller, and no other vote, if any, of the equityholders of such Seller are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

Section 4.02                                Governmental Authorization.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the Antitrust Laws and federal and state securities laws.

Section 4.03                                Noncontravention.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Seller is an entity, violate its articles of incorporation or bylaws or other equivalent governing documents, (ii) assuming compliance with the matters referred to in Section 4.02, violate any material law, rule, regulations, judgment, injunction, order or decree applicable to the transactions contemplated hereby or (iii) require any material consent, notice, authorization, approval or exemption or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller under any provisions of any material agreement or other material instrument binding upon such Seller.

Section 4.04                                Ownership of Securities.  As of the date hereof, such Stockholder is the owner of the number of shares of Common Stock and the number of shares of Preferred Stock, if any, set forth opposite his, her or its name on Schedule 3.03 hereto, free and clear of any Lien, except for Liens being released at the Closing.  Such Stockholder will be, as of the Closing, the record and beneficial owner of such shares of Common Stock and, if any, Preferred  Stock, free and clear of any Liens, except Liens being released at the Closing.  As of the date hereof, such Optionholder is the owner of the number of Options set forth opposite his, her or its name on Schedule 3.03 hereto, free and clear of any Lien, except for Liens being released at the Closing.  Such Optionholder will be, as of the Closing, unless such Options shall expire, be forfeited or cancelled, or shall be exercised, prior to the Closing, the record and beneficial owner of such Options free and clear of any Liens, except Liens being released at the Closing.

Section 4.05                                No Other Representations and Warranties.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE ACQUISITION SUB

The Buyer and the Acquisition Sub represent and warrant to the other parties hereto, as of the date hereof and as of the Closing that:

Section 5.01                                Existence and Power.  Each of the Buyer and the Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02                                Organizational Authorization.  The execution, delivery and performance by the Buyer and the Acquisition Sub of this Agreement and the Other Documents are within the corporate power of the Buyer and the Acquisition Sub and have been duly authorized by all necessary corporate action on the part of the Buyer and the Acquisition Sub and no other corporate proceedings on the part of the Buyer or the Acquisition Sub and no other vote, if any, of the Buyer's or the Acquisition Sub's stockholders are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement and each Other Document constitute, or will when executed and delivered constitute, valid and binding obligations of the Buyer and the Acquisition Sub, enforceable against each of them in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

Section 5.03                                Governmental Authorization.  The execution, delivery and performance by the Buyer and the Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the Antitrust Laws.

Section 5.04                                Noncontravention.  The execution, delivery and performance by the Buyer and the Acquisition Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Buyer or the Acquisition Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material Law, rule, regulation, judgment, injunction, order or decree or (iii) require any material consent, notice, authorization, approval or exemption or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or the Acquisition Sub under any provisions of any material agreement or other material instrument binding upon the Buyer or the Acquisition Sub.

Section 5.05                                Financing.  The Buyer and the Acquisition Sub have, and at the Closing shall have, sufficient cash, available lines of credit or other sources of immediately available funds to enable them to fulfill their obligations hereunder and to make payment of all amounts to be paid by them hereunder (and under the Terms of Merger) on and after the Closing Date.

Section 5.06                                Purchase for Investment.   The Acquisition Sub is purchasing the Common Stock and the Preferred  Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  The Buyer and the Acquisition Sub are "accredited investors" and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Stock and the Preferred Stock and is capable of bearing the economic risks of such investment.

Section 5.07                                Actions and Proceedings.  There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened in writing, against the Buyer, the Acquisition Sub or any of their respective Affiliates, and neither the Buyer, the Acquisition Sub nor any of their respective Affiliates is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority or Educational Agency, that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (b) otherwise prevent or materially delay performance by the Buyer or the Acquisition Sub of any of its material obligations under this Agreement.

Section 5.08                                Finder's Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or the Acquisition Sub who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement, other than advisory fees payable to Credit Suisse Securities (USA) LLC, which fees shall be paid by the Buyer or on behalf of the Buyer by a pre-Closing Affiliate of Buyer.

Section 5.09                                Educational Approvals. There exist no facts or circumstances attributable to Buyer, the Acquisition Sub, any of Buyer's or Acquisition Sub's Affiliates or any other Person that exercises Substantial Control with respect to the Buyer, the Acquisition Sub or any of their respective Affiliates, or any educational institution that is under the Substantial Control of Buyer, Acquisition Sub or any of their respective Affiliates, that would, individually or in the aggregate, adversely affect the Buyer's, the Acquisition Sub's or Company's ability to obtain any Pre-Closing Educational Consent, Post-Closing Educational Consent, Educational Approval or other consent or approval that must be obtained in order to continue the operation of any Company School.  None of the Buyer, the Acquisition Sub, any Affiliate of Buyer or Acquisition Sub, any Person that exercises Substantial Control over the Buyer or Acquisition Sub, or, to the Buyer's Knowledge, any member of such Person's family (as the term "family member" is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a material liability for a violation of a Title IV Program requirement or (ii) owes a material liability for a Title IV Program violation.  None of the Buyer, the Acquisition Sub, any Affiliate of Buyer or Acquisition Sub, any Person that exercises Substantial Control over the Buyer or Acquisition Sub, or any member of such Person's family (as the term "family member" is defined in 34 C.F.R. § 668.174(c)(4)), has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.  None of the Buyer, the Acquisition Sub, any Affiliate of Buyer or Acquisition Sub, any Person that exercised Substantial Control over the Buyer, the Acquisition Sub or any of Buyer's or Acquisition Sub's directors or senior officers, or to Buyer's Knowledge, any employees of Buyer or Acquisition Sub, have pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.  Neither the Buyer, the Acquisition Sub nor any Affiliate of the Buyer or the Acquisition Sub that exercises Substantial Control over any institution that participates in the Title IV programs has knowingly contracted with any institution or third-party servicer which has been terminated for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

Section 5.10                                Acknowledgment by the Buyer and the Acquisition Sub.

(a)           The Buyer and the Acquisition Sub have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiaries and, in making their determination to proceed with the transactions contemplated by this Agreement, the Buyer and the Acquisition Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company and/or the Sellers expressly and specifically set forth in this Agreement.  Such representations and warranties by the Company and/or the Sellers constitute the sole and exclusive representations and warranties of the Company, the Subsidiaries and the Sellers to the Buyer and the Acquisition Sub in connection with the transactions contemplated hereby, and the Buyer and the Acquisition Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company or the Subsidiaries or the quality, quantity or condition of the assets of the Company or the Subsidiaries) are specifically disclaimed by the Company, the Subsidiaries and the Sellers.  The Company, the Subsidiaries and the Sellers do not make or provide, and the Buyer and the Acquisition Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company's or any of the Subsidiaries' assets or any part thereto.

(b)           In connection with the Buyer's and the Acquisition Sub's investigation of the Company and the Subsidiaries, the Buyer and the Acquisition Sub have received from or on behalf of the Company, the Subsidiaries or the Sellers certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiaries for the fiscal year ending June 30, 2008 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years.  The Buyer and the Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer and the Acquisition Sub are familiar with such uncertainties, that the Buyer and the Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer and the Acquisition Sub shall have no claim against the Sellers with respect thereto.  Accordingly, neither the Company, the Subsidiaries nor the Sellers make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).  The Buyer and the Acquisition Sub agree that none of the Sellers nor any other Person will have or be subject to any liability to the Buyer, the Acquisition Sub or any other Person resulting from the distribution to the Buyer or the Acquisition Sub, or the Buyer's or the Acquisition Sub's use of, any information regarding the Company or any of the Subsidiaries or their respective businesses, including the Confidential Information Memorandum prepared by BMO Capital Markets Corp. and any information, document or material made available to the Buyer, the Acquisition Sub or their respective Affiliates in certain physical or on-line "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.  Nothing in this Section 5.10 shall limit the right of the Buyer Indemnified Parties to rely on the representations and warranties set forth in this Agreement and to their rights for indemnification under Section 8.04 or Article 11 or to limit a claim for fraud against the Person committing such fraud.

Section 5.11                                No Reliance.  The Buyer and the Acquisition Sub acknowledge and agree that the representations and warranties made by the Company in this Agreement (as qualified by the Schedules) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer or the Acquisition Sub, and the Buyer and the Acquisition Sub shall each be deemed to have not relied on any data contained in such other document, material or statement for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.  Nothing in this Section 5.11 shall limit the right of the Buyer Indemnified Parties to rely on the representations and warranties set forth in this Agreement and to their rights for indemnification under Section 8.04 or Article 11 or to limit a claim for fraud against the Person committing such fraud.

Section 5.12                                No Other Representations and Warranties.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (AS MODIFIED BY THE SCHEDULES), THE BUYER AND THE ACQUISITION SUB MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER AND THE ACQUISITION SUB HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE SELLERS

Section 6.01                                Conduct of the Company and the Subsidiaries.  During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and the Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement or the Schedules, (ii) as required by applicable law or regulation, (iii) as set forth on Schedule 6.01 hereto, or (iv) to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           the Company and the Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises, facilities and assets (including application of insurance proceeds and repair and replacement thereof consistent with historical practice), and preserve their relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them (including, without limitation, through ordinary course renewals, negotiations with and amendments to such relationships) to the end that their ongoing businesses shall not be impaired in any material respect at the Closing; provided that no action by the Company or the Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions;

(b)           the Company shall not, and shall not permit any of the Subsidiaries to (A) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock (except for (x) dividends in Cash and (y) dividends by the Subsidiaries to other Subsidiaries or to the Company), (B) split, combine or reclassify any of its or their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or their capital stock (except for any such transaction by a direct or indirect Subsidiary which remains a direct or indirect Subsidiary after consummation of such transaction), or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for repurchases and redemptions paid in Cash and repurchases from employees of the Company or its Subsidiaries);

(c)           the Company shall not, and shall not permit any of the Subsidiaries to, issue, deliver, repurchase, acquire or sell, or authorize or propose the issuance, delivery, repurchase, acquisition or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than issuances of capital stock by a direct or indirect Subsidiary to such Subsidiary's parent or another direct or indirect Subsidiary and other than issuances of Common Stock by the Company upon exercise of Options issued and outstanding on the date hereof;

(d)           other than to the extent required to comply with its obligations hereunder or required by law, the Company shall not, and shall not permit any of the Subsidiaries to, amend its or their certificate of incorporation, by-laws or other equivalent governing documents;

(e)           the Company shall not, and shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or sell or otherwise acquire or agree to sell or acquire or in-license any assets or rights (other than the acquisition or sale or in-license of assets used in the operations of the business of the Company and the Subsidiaries in the ordinary course consistent with past practice);

(f)           other than as may be required by or in conformance with applicable law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Schedules, the Company shall not, and shall not permit any of the Subsidiaries to, sell, encumber, lease, sublease, license, or otherwise dispose of, or agree to sell, encumber, lease, sublease, license, or otherwise dispose of, any of its material assets other than in the ordinary course of business consistent with past practice;

(g)           the Company shall not, and shall not permit any of the Subsidiaries to (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by the Company or a direct or indirect Subsidiary to or in the Company or any other direct or indirect Subsidiary, (B) pursuant to any contract or other legal obligation of the Company or any Subsidiary as in effect as of the date hereof or (C) in the ordinary course of business consistent with past practice or (y) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances to the Company or any

Subsidiary not in existence as of the date of this Agreement except (1) pursuant to the credit facilities (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement, (2) by the Company or a direct or indirect Subsidiary to the Company or any other direct or indirect Subsidiary, (3) arising from the sale, factoring or discounting of receivables in the ordinary course of business consistent with past practice or (4) trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement;
(h)           other than as required by an existing written contract or agreement as in effect on the date hereof and other than in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary shall (A) increase the amount of compensation or severance pay of, or enter into any new bonus or incentive agreement or arrangement with, or amend or accelerate any existing agreement with, any director or employee (other than the acceleration of vesting of any of the Shares), (B) make any material increase in, or commitment to increase materially, any employee benefits, (C) amend, adopt or make any commitment to amend or adopt any Employee Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, or (D) enter into or amend any retention, bonus, incentive, employment, severance, consulting, or other similar agreement with any of its existing employees, officers or directors or hire any new management employee;

(i)           neither the Company nor any Subsidiary shall change its fiscal year, make or change any election with respect to any material Taxes (except as required by applicable Law or regulation), change any Tax accounting period, adopt or change any material method of Tax accounting (except as required by changes in GAAP or as required by applicable law or regulation), file any amended Tax return, enter into a closing agreement with any Tax Authority, consent to an extension of the statute of limitations applicable to any non-income Tax claim or assessment or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, action or omission would have the effect of increasing the Tax liability of the Company or any Subsidiary after the Closing Date.

(j)           other than in connection with any action expressly permitted by any other subsection of this Section 6.01 and except for any new contract awards, and any contract renewals, negotiations and amendments entered into in the ordinary course of business and consistent with past practice, neither the Company nor any Subsidiary shall (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to Section 3.16 of this Agreement (other than in the ordinary course of business), or (ii) prematurely terminate (other than in the ordinary course of business), or waive any material right or remedy under, any such contract;

(k)           except as set forth on Schedule 6.01(k), the Company shall not, and shall not permit any of the Subsidiaries to, make or commit to make any capital expenditures related to an individual project or program in excess of $250,000;

(l)            the Company shall not, and shall not permit any of the Subsidiaries to, cancel, compromise or settle any claim or any material debts owed by a third-party to the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(m)             prior to the Closing Date, and consistent with the requirements of Section 280G(b)(5)(A)(ii) of the Code and the regulations, the Company and each Subsidiary, as required, shall (i) use commercially reasonable efforts to take all actions necessary (including obtaining appropriate waivers) such that a vote of the requisite number of shareholders in accordance with Section 280G(b)(5)(A)(ii) of the Code, if affirmative, will establish the "disqualified individual's" right to the payment, benefit, or compensation in accordance with Section 280G(b)(5)(A)(ii) and the regulations promulgated thereunder and (ii) provide adequate disclosure of all material facts to all persons required to vote concerning all payments which would be parachute payments in accordance with Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder.  Following the receipt of such waivers and the completion of such actions, the Company and each Subsidiary, as required, shall submit for a separate stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits or compensation) that could be deemed "parachute payments" under Section 280G(b) of the Code (the "Section 280G Payments") in a manner that satisfies that stockholder approval requirements of Section 280G(b)(5) of the Code and the regulations promulgated thereunder; and

(n)           the Company shall not terminate any officer of the Company whose name is set forth on Schedule 6.01(n) other than for cause.

Section 6.02                                Regulatory Authorizations; Consents.

(a)           The Company shall use commercially reasonable efforts to (i) obtain the Educational Approvals necessary for the performance of its obligations pursuant to this Agreement, including, without limitation, obtaining the Pre-Closing Educational Consents, and (ii) file pre-acquisition review applications with the DOE within ten (10) business days after the execution of this Agreement in order to obtain the DOE Pre-Acquisition Review Notice.  The Buyer shall use commercially reasonable efforts to secure termination of any waiting periods under any applicable law and to obtain the approval of any Educational Agency or Governmental Authority, as applicable, for the transactions contemplated hereby.

(b)           The Company shall provide the Buyer with copies of all letters, applications, or other documents to be submitted to, or received from, any Educational Agency or Governmental Authority with respect to any consent, license or Pre-Closing Educational Consent or in connection with the pre-acquisition review applications to be filed with DOE, including drafts of any such letters, applications and other documents.  The Company will promptly advise the Buyer concerning any discussions or other communications, whether oral or written, with any Educational Agency, Governmental Authority or other third party with respect to any such letters, applications or other documents.  The Buyer and the Company will ensure that their appropriate officers and employees shall be available to attend, as any Governmental Authority or Educational Agency may reasonably request, any scheduled hearings or meetings in connection with obtaining any consent, license, Pre-Closing Educational Consent, Post-Closing Educational Consent or other Educational Approval.  Prior to the Closing, in no event shall the

 Buyer initiate or permit any of its Affiliates to initiate any correspondence or contacts with any Educational Agency with respect to the Company or Company School or transactions contemplated hereby without the advance consent of the Company.

(c)           The Buyer shall use commercially reasonable efforts to assist the Company in obtaining the Pre-Closing Educational Consents, Post-Closing Educational Consents and any other consent, license or Educational Approval, including, without limitation, (i) providing to any applicable Educational Agency, Governmental Authority or third party such financial statements and other financial information as may be reasonably requested, (ii) agreeing to any adjustments to the terms of the agreements with any Person (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto,  (iii) providing to the Company on a timely basis any and all necessary documentation and information, including but not limited to Buyer's financial and ownership information necessary to obtain the Pre-Closing Educational Consents, Post-Closing Educational Consents and any other consent, license or Educational Approval, and (iv) executing agreements to effect the assumption of such agreements on or before the Closing Date.  The Company shall use commercially reasonable efforts to cooperate with the Buyer's efforts to obtain the Post-Closing Educational Consents.

Section 6.03                                Access.  From the date hereof until the Closing Date, the Company and each Subsidiary will give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records, contracts and documents of or pertaining to the Company and the Subsidiaries, and to appropriate personnel, including legal counsel and accountants; provided that any such access (a) shall be during normal business hours on reasonable notice, (b) shall not, except as otherwise agreed in writing by the Sellers' Representative and the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (c) shall not be required where such access would be prohibited or otherwise limited by any applicable Law, (d) shall not otherwise unreasonably interfere with the conduct of the business of the Company or any Subsidiary, and (e) in the case of personnel, shall be granted only after receipt by the chief executive officer of the Company of prior written request from Buyer requiring access and the chief executive officer consents to such access, such consent not to be unreasonably withheld.

Section 6.04                                Subsequent Actions

.  Prior to the Closing, the Company and the Sellers may supplement or amend the Schedules to this Agreement if the Company or the Sellers become aware of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is otherwise necessary to correct any information in such Schedules which has been rendered inaccurate thereby.  In the event that the Company or the Sellers supplement or amends the Schedules pursuant to this Section 6.04 and the Buyer and the Acquisition Sub remain obligated to consummate the transactions contemplated hereby despite such supplements or amendments, then the Buyer and the Acquisition Sub will not be deemed to have waived any breaches of representations and warranties of this Agreement disclosed pursuant to such supplements or amendments and accordingly shall be entitled to indemnification pursuant to Article 11 for any such matters.  Notwithstanding the foregoing, for purposes of determining the accuracy of the representations and warranties of the Company and the Sellers contained in Article 3 and Article 4 for purposes of determining satisfaction of the conditions set forth in

 Section 9.01(a), except as agreed in writing by the Buyer, the Schedules delivered by the Company and the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.  Notwithstanding the foregoing, should Buyer and the Acquisition Sub consummate the transactions contemplated hereby despite any supplement or amendment to the Schedules to this Agreement which discloses the occurrence or existence of a Material Adverse Effect, then Buyer and the Acquisition Sub will be deemed to have waived any claim for breaches of representations and warranties of this Agreement disclosed pursuant to such supplements or amendments relating to the matters or events giving rise to such Material Adverse Effect and accordingly shall not be entitled to indemnification pursuant to Article 11 for such matters or events.

Section 6.05                                Exclusivity.  Until the Closing Date, neither the Company and its Subsidiaries nor any Seller shall (or permit any other Person on their behalf to) directly or indirectly, solicit or engage in discussion with third parties, initiate, entertain, engage in or respond to offers, inquiries, proposals or discussions, or enter into any agreement involving any transaction that has as its purpose a business combination involving or disposing of the whole or part of the Company or any of its Subsidiaries or any other transaction that would prevent the transactions contemplated by this Agreement (each a "Proposal").  The Sellers' Representative will notify the Buyer as soon as practicable if any Person makes any proposal, offer, inquiry to or contact with the Company or any of its Subsidiaries or any Seller with respect to any Proposal and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal, offer or inquiry.  For purposes of this Agreement, "Proposal" shall include any proposed or actual (a) sale, merger, consolidation or similar transaction involving the Company or its Subsidiaries, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets or properties of the Company or its Subsidiaries representing more than 10% of the consolidated assets, revenues, earnings before interest, tax, depreciation and amortization or profits of the Company or such Subsidiaries, or (c) sale or other disposition by the Company or any of its Subsidiaries (including by way of merger, consolidation or share exchange) of any interest or securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the Shares.

Section 6.06                                Confidentiality.

(a)           From and after the Closing until the fifth anniversary of the Closing, on a several and not joint basis, each of the Sellers that is not employed by the Company or its Subsidiaries immediately following the Closing (in its capacity as a Seller and, if applicable, not as a lender (or agent therefor) prior to the Closing) and the Sellers' Representative shall, and shall direct those of its directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees, Affiliates and other advisors ("Seller Parties") who have Confidential Information to, keep strictly confidential and not disclose any Confidential Information (except to or among its Seller Parties) without the prior written consent of the Buyer, unless such disclosure (i) is required by applicable Law, governmental rule or regulation or court order, (ii) is required in any legal, administrative or arbitral process or proceeding, including in connection with any tax audit involving such Person, (iii) is required to be made in connection with the enforcement or defense of any right, remedy or claim relating to this Agreement or (iv)

 is made to such Seller's direct or indirect current or prospective limited partners or investors of Confidential Information that is not commercially sensitive.  In the event that any Seller Party is required to disclose any of the Confidential Information, such Person will use commercially reasonable efforts to provide the Company and the Buyer with prompt written notice so that the Company or Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Person will use commercially reasonable efforts to cooperate with the Company and Buyer, as the case may be, in any effort the Company or the Buyer undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company (after the Closing) or the Buyer waives compliance with the provisions of this Section 6.06, such Person will furnish only that portion of the Confidential Information that is legally required and will exercise all commercially reasonable efforts to obtain reasonably reliable assurance that the Confidential Information will be accorded confidential treatment.  "Confidential Information" shall mean any non-public information related to the activities, business or affairs of the Company or any of its Subsidiaries or the transactions contemplated hereby, other than information (i) that is or becomes available through publicly available sources of information (other than as a result of disclosure by such Seller or any Seller Party), (ii) that was already in the possession of such Seller or its Seller Parties on a non-confidential basis before being disclosed to such Seller or its Seller Parties by the Company or its Subsidiaries or any other Seller Party, (iii) becomes available to such Seller or its Seller Parties on a non-confidential basis from a source (other than the Company, its Subsidiaries or their respective representatives or any Seller Party) that is not and was not prohibited from disclosing such information to such Stockholder or its Seller Parties by a legal obligation or other obligation of confidentiality with respect to such information or (iv) was or is developed by such Seller or its Seller Parties without the use of the Confidential Information.

(b)           The Buyer shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of this Section 6.06 and to enforce specifically the provisions of this Section 6.06 in addition to any other remedy to which the Buyer may be entitled, at law or in equity.

Section 6.07                                Financial Statements.  Beginning with the month ended July 31, 2008, the Company shall deliver to the Buyer within thirty (30) days after the end of the month, an unaudited statement of income of the Company and a statement of cash flows each for such month and a consolidated balance sheet as of the end of such month, each prepared in form and substance consistent with the past practice of the Company on a monthly basis.

ARTICLE 7

COVENANTS OF THE BUYER AND THE ACQUISITION SUB

Section 7.01                                Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, the Buyer shall hold and shall cause the Acquisition Sub and their respective Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the "Buyer's Representatives") to hold, in confidence, all confidential documents and information concerning the Company or any Subsidiary furnished to the Buyer or the Buyer's Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the letter agreement, dated as of October 19, 2007, between the Buyer and the Company, and as further amended from time to time (the "Confidentiality Agreement").

Section 7.02                                Access.  From and after the Closing, the Buyer, the Company and each Subsidiary shall afford promptly to the Sellers' Representative and its designees and representatives reasonable access to the books, records (including accountants' work papers) and employees of the Buyer, the Company and the Subsidiaries to the extent necessary to permit the Sellers' Representative to determine any matter relating to the Sellers' respective rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers' Representative shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer, the Company or the Subsidiaries.  Unless otherwise consented to in writing by the Sellers' Representative, neither the Buyer, the Company nor any Subsidiary shall, for a period of seven years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and the Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Sellers' Representative such books and records or any portion thereof which the Buyer, the Company or any Subsidiary may intend to destroy, alter or otherwise dispose of.

Section 7.03                                Notification.  Prior to the Closing, upon discovery of any variances from the representations and warranties contained in this Agreement, the Buyer and the Acquisition Sub shall promptly notify the Company and the Sellers' Representative of such variances.

Section 7.04                                Director and Officer Liability, Indemnification and Insurance.  For a period of six years after the Closing Date, the Buyer shall not, and shall not permit the Company or any Subsidiary to amend, repeal or modify any provision in the Company's or any Subsidiary's articles of incorporation or bylaws or equivalent governing documents relating to the exculpation or indemnification of any current or former officer, director or similar functionary (unless required by law), it being the intent of the parties that the officers, directors and or similar functionaries of the Company and the Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.  The Buyer shall cause the Company to maintain its existing officers' and directors' liability insurance (which shall include, without limitation, the Directors & Officers Liability Policy and Employment Practices Liability and Educators E&O Policy #004020451 and Fiduciary Liability Policy #6801158), or other liability insurance that covers events occurring prior to the Closing on terms and in amounts no less favorable to its officers, directors and similar functionaries than its existing officers' and director's liability insurance for a period of six years after the Closing.  If the Company, the Subsidiaries or any of their respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and the Subsidiaries shall assume all of the obligations set forth in this Section.  The provisions of this Section 7.04 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company or the Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

Section 7.05                                Employment and Benefit Arrangements.  From and after the Closing Date, the Buyer shall cause the Company and the Subsidiaries to honor all employment, severance, termination, consulting, retirement, paid time off and other compensation and benefit plans, arrangements and agreements to which the Company or any Subsidiary is a party, as such plans, arrangements and agreements are in effect on the Closing Date, provided, that nothing in this Agreement shall prevent the Buyer or the Company from amending or terminating such plans, arrangements or agreements at any time after the Closing as the Buyer or the Company deems appropriate.  Without limiting the generality of the foregoing, the Buyer shall make all required payments, pursuant to, and in accordance with, the Sale Bonus Agreements in accordance with Section 2.03(b)(ix).  Notwithstanding anything to the contrary, Buyer will also pay bonuses under the 2008 fiscal year management bonus plan to current employees of the Company in an amount that is no less than the related accrual taken into account in determining the Net Working Capital Amount.  With respect to any employee benefit plans of the Buyer (the "Buyer Benefit Plans") in which any employees of the Company and the Subsidiaries (the "Company Employees") participate on or after the Closing, the Buyer shall or shall cause the Company and the Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Company Employee, except to the extent such pre-existing conditions, exclusions or waiting periods applied or were not satisfied under the similar Employee Benefit Plan in which such Company Employee was participating immediately prior to the Closing; and (ii) recognize under the Buyer Benefit Plans all continuous service of each Company Employee with the Company or any of the Subsidiaries, as applicable, for purposes of eligibility to participate, vesting credit, entitlement to benefits and for the purpose of determining severance and future vacation accruals, but not for purposes of benefit accrual under a defined benefit pension plan; provided that the foregoing shall not apply to the extent it could reasonably be expected to in a duplication of benefits.  On and after the Closing Date, the Company Employees shall continue to participate in the Employee Benefit Plans that are group health plans in which they participated immediately before the Closing Date until at least December 31, 2008.  If administratively feasible, the Buyer will make the Company Employees eligible to participate in the Buyer Benefit Plans that are group health plans effective January 1, 2009, subject to the same terms and conditions that are applicable to other similarly situated employees of the Buyer.  If it is not administratively feasible for the Buyer to make the Company Employees eligible to participate in the Buyer Benefit Plans that are group health plans effective January 1, 2009, the Company Employees will continue participating in the Employee Benefit Plans that are group health plans until the end of the plan year of each such Employee Benefit Plan and will then become eligible to participate in such Buyer Benefit Plans, subject to the same terms and conditions that are applicable to other similarly situated employees of the Buyer.

Section 7.06                                Regulatory Filings.  The Buyer and the Acquisition Sub shall, within five business days after the date hereof, make or cause to be made all filings and submissions required of the Buyer or the Acquisition Sub under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Antitrust Laws or any other laws or regulations applicable to the Buyer for the consummation of the transactions contemplated herein.  The

 Buyer and the Acquisition Sub shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Antitrust Authorities.  In addition, the Buyer and the Acquisition Sub shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided that the Buyer need not divest or hold separate assets, terminate or modify existing business relationships, or take any other such steps to the extent that such actions would have a Material Adverse Effect on the business of the Company and the Subsidiaries or an equivalent (rather than proportionate) level of impact on the business of the Buyer.  The Buyer shall be responsible for all filing fees under the Antitrust Laws and under any such other laws or regulations applicable to the Buyer.

Section 7.07                                Letter of Credit.  In the event that, from and after the Closing Date, the existence of a letter of credit for purposes substantially similar to that of the LaSalle LC is required by the DOE or otherwise, at Closing Buyer shall, at Buyer's expense, replace (or, if necessary, backstop with an equivalent letter of credit) the LaSalle LC (and any related guarantee) provided by LaSalle Bank N.A. and/or any Seller and/or to take any other action reasonably necessary to satisfy the requirements of the DOE as it relates to this Section 7.07.

Section 7.08                                Claim Proceeds.  In the event that, following the Closing Date, the Company or one of its Subsidiaries receives any reimbursement, payment or other proceeds ("Claim Proceeds") from any third party (including from any insurance provider) in respect of the claim(s) set forth on Schedule 6.01(l) attached hereto, the Buyer shall promptly (and in any event within 2 business days) following receipt thereof (net of any out of pocket expenses incurred after the Closing to collect such Claim Proceeds) (a) pay to the Sellers' Representative (on behalf of the Stockholders) an amount, by wire transfer or delivery of other immediately available funds, equal to the product of (i) the amount of such Claim Proceeds, multiplied by (ii) the sum of all Stockholders' Allocation Percentages, and (b) cause the Company to pay to each Optionholder, an amount, by wire transfer or delivery of other immediately available funds, equal to the product of (i) the amount of such Claim Proceeds, multiplied by (ii) such Optionholder's Allocation Percentage, net of all applicable withholding taxes.  Buyer shall cause the Company and it Subsidiaries to use commercially reasonable efforts to collect such Claim Proceeds.

ARTICLE 8

ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01                                Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, the Buyer, the Acquisition Sub and the Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or desirable to cause the conditions set forth in Article 9 to be satisfied and the transactions contemplated by this Agreement to be consummated, in each case as promptly after the date hereof as practicable.  Without limiting the generality of the foregoing, the parties hereto shall give all notices to and make all required filings with or applications to Governmental

Authorities, and use their commercially reasonable efforts to obtain all consents and approvals of all third parties, including Governmental Authorities, required for them to consummate, or as a result of their consummation of, the transactions contemplated hereby.  Except as otherwise expressly set forth in this Agreement, neither the Sellers nor the Company on the one hand, nor the Buyer nor the Acquisition Sub on the other hand shall have any obligation to pay any material amounts or incur any material liability or obligation to any third party as a condition or inducement for obtaining any consents described on Schedule 9.01(c).  Each of the Sellers, the Company, the Buyer and the Acquisition Sub agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.  From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 8.02                                Further Cooperation.  Each of the Sellers, the Buyer and Acquisition Sub shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained under any material contracts, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, in furnishing information required in connection therewith and in seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03                                Public Announcements.  No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Sellers' Representative, unless required by law (in the reasonable opinion of counsel), in which case the Buyer and the Sellers' Representative shall have the right to review and comment on such public announcement prior to publication.

Section 8.04                                Tax Matters.

(a)

    (i)           Subject to Section 8.04(a)(ii), the Sellers (other than any Nonparticipating Stockholder), pro rata on a several basis based on their relative Indemnity Allocation Percentages, shall indemnify the Buyer, the Company, each Subsidiary and any Affiliate of the foregoing for (i) all Taxes of the Company and each Subsidiary for any taxable period ending on or before the Closing Date (or the portion of any period beginning before and ending after the Closing Date (a "Straddle Period") that ends on the Closing Date); (ii) all Taxes of any other Person that the Company or any Subsidiary is liable for as a result of joint and several liability (including under Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) or as a result of successor liability, or a contractual obligation, in each case, that is attributable to any taxable period ending on or before the Closing Date (or the portion of any Straddle Period that ends on the Closing Date), and (iii) all Taxes resulting from a breach of a representation or warranty contained in Section 3.07(h) (which shall be determined without regard to the exception stated therein) or a covenant contained in Section 6.01(m) (which shall be determined without regard to the "commercially reasonable efforts" limitation contained therein), excluding, in each case, any Taxes attributable to any action that occurs during the period between the Closing and the end of the day on the Closing Date and that is outside the ordinary course of business and not expressly contemplated by this Agreement, and, in each case, only to the extent such amounts exceed an amount equal to (i) the Tax liabilities taken into account in the determination of the Net Working Capital Amount less (ii) any amount paid to the Sellers as a result of the application of Section 8.04(e)(C).

(ii)           Except where the applicable statute of limitations has been extended as a result of fraud, the indemnification obligations of Section 8.04(a)(i) shall expire with respect to Taxes other than Income Taxes on the seventh anniversary of the Closing Date, or, if the applicable statute of limitations has been extended as a result of the failure to file a Tax Return, on the seventh anniversary of the later of the date the relevant Tax Return is filed (provided that if a Tax Return is not filed, the date of assessment by the relevant Governmental Authority shall be treated as the date the relevant Tax Return is filed) and the Closing Date, provided, however, the indemnification obligation shall continue with respect to any Tax Contest for which the Company or any Subsidiary has received notice from any Governmental Authority on or prior to the seventh anniversary of the Closing Date and for which the Company has provided notice to the Sellers' Representative within the time period provided in Section 8.04(g) and after such time shall survive only with respect to Income Taxes.  For purposes of this Section 8.04(a)(ii), "Income Taxes" shall mean any Tax imposed on, or measured by, net or gross income (including any penalties or interest or other additional amounts imposed thereon).

(b)           For purposes of determining the Taxes that relate to periods ending on or before the Closing Date (or the portions of any Straddle Period ending on the Closing Date) for purposes of determining the Sellers' requirement to indemnify for Taxes under Section 8.04(a):

(i)           Taxes in the form of interest, penalties, additions to tax or other additional amounts that relate to Taxes for any period ending on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a period ending on the Closing Date (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii)           In the case of Taxes (other than transfer Taxes) that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be (A) in the case of income Taxes or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including, without limitation, wages), or any other similar transaction or transactions,  the amount that would be payable for the portion of the Straddle Period ending on the

 Closing Date if the Company or Subsidiary filed a separate Tax Return with respect to such Tax or Taxes solely for the portion of the Straddle Period ending on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); and (B) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (A), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(iii)           The Sellers shall cause the Company and each Subsidiary to prepare and timely file all Tax Returns of the Company or such Subsidiary due on or prior to the Closing Date, in accordance with existing procedures and practices with respect to the treatment of specific items on the returns.

(c)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid fifty percent (50%) by the Buyer and (50%) by the Sellers (other than any Nonparticipating Stockholder) when due, and the Buyer and Sellers (other than any Nonparticipating Stockholder) will, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law or regulation, the Buyer or Sellers, as applicable, will execute and deliver, and will cause their respective Affiliates to join in the execution and delivery of, any such Tax Returns and other documentation.

(d)           The Buyer shall prepare or cause to be prepared, in accordance with past practice (unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts), and file or cause to be filed all Tax Returns for the Company and the Subsidiaries for all periods ending prior to or including the Closing Date which are filed after the Closing Date.  At least 30 days prior to the date on which each such Tax Return is filed, the Buyer shall submit such Tax Return to the Sellers' Representative for its review and approval and shall consider in good faith any changes reasonably requested by Sellers' Representative, provided that the Buyer shall not be required to make any changes to the extent such changes result in treatment which does not have sufficient legal support to avoid the imposition of penalties or fines or is not consistent with past practice.  In the event that the Buyer objects to any change requested by the Sellers' Representative, the Firm shall determine whether the requested change is reasonable (consistent with the standard described in the preceding sentence) and if the requested change is so determined, then the Buyer shall make the requested change.  The consent of the Sellers' Representative shall not be withheld if such Tax Return, as prepared by the Buyer, is not reasonably expected by the Sellers' Representative to adversely affect any Seller.  In the event Sellers are liable under Section 8.04(a) hereof for Taxes due in connection with any Tax Return filed after the Closing Date, Sellers (other than any Nonparticipating Stockholder) shall pay the amount of such liability to the Company or the

 Subsidiary immediately upon request or at least three business days prior to the filing of such returns, whichever is later.

(e)           As and to the extent that the Buyer, the Company or any Affiliate thereof (A) recognizes a Tax Benefit for any period or portion thereof after the Closing Date attributable to (i) any compensation deduction attributable to the exercise, payment in cancellation or other termination of any Option pursuant to Section 2.02(d) hereof or the payment of any transaction bonus pursuant to the Sale Bonus Agreements, including as a result of any payroll tax attributable to the foregoing, (ii) any deduction of deferred financing costs or prepayment premiums in connection with the repayment of any Indebtedness hereunder, (iii) any deduction for transaction fees or expenses, in each case in connection with the transactions contemplated by this Agreement and to the extent such amounts were accrued for purposes of the Net Working Capital, (B) receives any refunds or credits for Taxes for any taxable period ending on or before the Closing Date (or the portion of any Straddle Period that ends on the Closing Date), along with any interest paid by the relevant Taxing Authority with respect thereto (provided that any federal, state or local income tax refunds payable to the Buyer, the Company, or any Affiliate thereof with respect to the carryback of any net operating loss of the Buyer, the Company or any Affiliate thereof for any taxable period that begins on or after the Closing Date and ends after the Closing Date (a "Post-Closing NOL") to any taxable period ending on or before the Closing Date shall be for the account of Buyer), or (C) after filing the last Tax Return that includes any period prior to the Closing, has paid aggregate Tax liability for the pre-Closing period less than the amount accrued for purposes of the Net Working Capital, the Sellers shall be entitled to such Tax Benefit, refund, credit or excess and the Buyer shall promptly, in each case within 2 business days of recognizing any such Tax Benefit, receiving any such refund or utilizing any such credit, (X) pay to the Sellers' Representative (on behalf of the Stockholders) an amount equal to the product of (I) the amount of such Tax Benefit, refund, credit or excess at such time or times (except that in the case of any amount accrued for purposes of the Net Working Capital as a reserve for a doubtful Tax position, such amount shall be paid upon expiration of the applicable statute of limitations (including extensions) for the underlying Tax liability to which the doubtful position relates, and only to the extent such reserve is not paid to the relevant Tax authority) multiplied by (II) the sum of all Stockholders' Allocation Percentages, and (Y) cause the Company to pay to each Optionholder, by wire transfer or delivery of other immediately available funds, an amount equal to the product of (I) the amount of such Tax Benefit, refund, credit or excess at such time or times multiplied by (II) such Optionholder's Allocation Percentage, net of all (i.e. employer and employee) applicable withholding taxes.  The Sellers (other than any Nonparticipating Stockholder) (pro-rata based on their Indemnification Allocation Percentage) shall agree to repay such Tax Benefit to the extent there is any loss, disallowance, recapture or reduction in such Tax Benefit.  All payments under this Section 8.04(e) shall be deemed adjustments to the Purchase Price.  For purposes of this Section 8.04(e), "Tax Benefit" shall mean the amount that a Person actually realizes through a refund of Tax or reduction in the actual amount of Taxes which such Person would otherwise have had to pay if the relevant Tax attribute had not been incurred, calculated by computing the amount of Taxes before and after inclusion of such Tax attribute and treating such Tax attribute as the last items claimed for any taxable year.  It is understood that in no event shall the Sellers be entitled to a benefit hereunder, if and to the extent, the amount constituting a Tax Benefit is reflected in the determination of Net Working Capital.

(f)           To the extent permitted under applicable Law, the relevant party shall elect to close the period for the applicable period that includes the Closing Date as of the Closing Date such that the Company or relevant Subsidiary files a Tax Return for a period that ends on the Closing Date.

(g)           The Buyer, the Company, each Subsidiary, the Sellers' Representative, and the Sellers shall provide each other with such assistances as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  The Buyer, the Company, each Subsidiary, the Sellers' Representative, and the Sellers will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(h)           If any Governmental Authority issues to the Company or any Subsidiary (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company or such Subsidiary for periods ending prior to the Closing Date or (ii) a written notice of deficiency, a written notice of reassessment, a written proposed adjustment, a written assertion of claim or written demand concerning Taxes or Tax Returns for periods beginning on or prior to the Closing Date, the Buyer, the Company, or such Subsidiary shall notify the Sellers' Representative of its receipt of such communication from the Governmental Authority within thirty (30) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand.  No failure or delay of the Buyer, the Company, or any Subsidiary in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement, except to the extent that such failure or delay shall preclude the Company or such Subsidiary from defending against any liability or claim for Taxes that the Sellers are obligated to pay hereunder.  The Sellers' Representative shall control any examination, investigation, audit or other proceeding in respect of any Tax Return or Taxes of the Company or any Subsidiary (a "Tax Contest") to the extent that it relates to a Tax Return for a period ending on or prior to the Closing Date, provided that (i) Buyer, the Company or any Subsidiary shall have the right to participate in any such Tax Contest and (ii) the Sellers' Representative shall not settle or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest) unless (A) the Buyer or the Company has consented to such settlement or resolution, such consent not to be unreasonably withheld; (B) the Sellers shall have paid to the Buyer or the Company prior to entering into the settlement or other resolution, all Taxes (and other amounts) that the Sellers are liable for under this Agreement as a result of such settlement or other resolution and (C) the settlement or other resolution could not result in the Buyer, the Company, its Subsidiaries, or any of their Affiliates paying any Taxes (or other amounts) that the Sellers are not required to fully indemnify the Buyer, the Company, or the Subsidiaries for under the Agreement.  The Buyer shall control all other Tax Contests, but in the case of any Tax Contest that could result in an indemnification obligation by the Sellers, the Buyer shall act in good faith with respect to, and the Sellers' Representative shall have the right to participate in any such Tax Contest.

(i)           If there is any adjustment to any return or report of Taxes for the Company or any Subsidiary which creates a deficiency in any Taxes for which the Sellers are liable under the provisions of Section 8.04(a) hereof, the Sellers (other than any Nonparticipating Stockholder) shall pay to Buyer the amount of such deficiency in Taxes.  No liability of Sellers under this Section 8.04(i) shall be payable until the occurrence of any action by any Tax authority that is final, or, if not final, is acquiesced in by Sellers during the course of any audit or proceeding relating to Taxes.  All payments required to be made by Sellers pursuant to this Section 8.04(i) shall be made within ten business days of this occurrence of the event described in the immediately preceding sentence.

(j)           The provisions of this Section 8.04 shall not be governed by limitations contained in Sections 11.01 and 11.02 and to the extent of any inconsistency between this Section 8.04 and Sections 11.01 and 11.02, the provisions of this Section 8.04 shall control.

Section 8.05                                Disclosure Generally.  The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of Article 3.  Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule solely to the extent the relevance of such information to such Schedule is reasonably apparent on the face of such Schedule and shall be deemed to modify the representations and warranties in Article 3 whether or not such representations and warranties refer to such Schedule to the extent its relevance to such representations or warranties is reasonably apparent on its face.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including, without limitation, whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement.  The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

Section 8.06                                Stockholder Waiver; Termination of Certain Agreements.  Effective as of the Closing, each Seller (other than any Nonparticipating Stockholder) hereby irrevocably and unconditionally waives any and all claims and rights such Seller may have against the Company or any of its Subsidiaries or any other Seller (other than any Nonparticipating Stockholder) (in its capacity as a stockholder of the Company and not, if applicable, as a lender (or agent therefor) prior to the Closing) pursuant to any Contract required to be set forth on Schedule 8.06.  Effective as of the Closing, (a) each of the agreements set forth on Schedule 8.06 and designated with an asterisk "*" shall be terminated in its entirety and shall no longer have any force or effect, (b) neither the Company nor any other party to such agreements will have any obligations to any other party with respect to the such agreement, and (c) upon the Closing, neither the Buyer nor any other Buyer Indemnified Party will incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any such agreement following the Closing Date.

Section 8.07                                Conflicts and Privilege.  It is acknowledged by each of the parties hereto that the Company, WBCP QP and William Blair Capital Partners VII, LP (together with WBCP QP, "WBCP") have retained K&E to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of K&E for conflict of interest or any other purposes as a result thereof.  The Buyer hereby agrees that, in the event that a dispute arises after the Closing between the Buyer and WBCP (including WBCP QP, in its capacity as the Sellers' Representative), K&E may represent WBCP (including WBCP QP, in its capacity as the Sellers' Representative) in such dispute even though the interests of WBCP (including WBCP QP, in its capacity as the Sellers' Representative) may be directly adverse to the Buyer, the Company or the Subsidiaries, and even though K&E may have represented the Company or the Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer, the Company or the Subsidiaries.  Buyer further agrees that, as to all communications among K&E, the Company, the Subsidiaries and WBCP (including WBCP QP, in its capacity as the Sellers' Representative) that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to WBCP (including WBCP QP, in its capacity as the Sellers' Representative) and may be controlled by WBCP and shall not pass to or be claimed by the Buyer, the Company or the Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or the Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E to such third party; provided, however, that neither the Company nor the Subsidiaries may waive such privilege without the prior written consent of WBCP.

Section 8.08                                Assignment of Claims.  If there is any Remaining Common Stock, then effective at the Closing, the Company hereby assigns and transfers to the Sellers' Representative, for the benefit of all Sellers other than any Nonparticipating Stockholders, all rights of the Company to assert any claims against any Nonparticipating Stockholder, including without limitation any claims for breach of Section 4 of the Stockholders Agreement, dated as of October 19, 2001, as amended on June 11, 2002, to which any Nonparticipating Stockholder is party.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01                                Conditions to the Buyer's and the Acquisition Sub's Obligations.  The obligations of the Buyer and the Acquisition Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer's written waiver at its option) of the following conditions as of the Closing Date:

(a)           the representations and warranties of the Company and the Sellers contained in Article 3 and Article 4 hereof will be true and correct at and as of the time of the Closing (without taking into account any supplements or amendments delivered in accordance with

 Section 6.04 hereof), as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, subject to clause (i) of this Section 9.01(a)), it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded;

(b)           the Company, the Sellers (other than any Nonparticipating Stockholder) and the Sellers' Representative shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           all consents which are set forth on Schedule 9.01(c) attached hereto shall have been obtained;

(d)           the applicable waiting periods, if any, under the Antitrust Laws shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.01(d) attached hereto shall have been made and obtained;

(e)           no Law, judgment, decree, or order shall be in effect that would, and no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)           the Company shall have delivered to the Buyer a certificate, dated the Closing Date, stating that the preconditions specified in Section 9.01(a) and Section 9.01(b), as they relate to the Company and the Subsidiaries, have been satisfied;

(g)           the Pre-Closing Educational Consents and the DOE Pre-Acquisition Review notices set forth on Schedule 9.01(g) hereto that are expressly marked with asterisks shall have been obtained;

(h)                      (i) WASC shall have taken no action to place any Company School on warning, probation or show-cause status, and ACICS shall have taken no action to place any Company School on suspension, revocation or show-cause status, in all cases where such action could reasonably be expected to result in a change in the institutional accreditation status of such Company School, (ii) no Educational Agency shall have taken any action that could reasonably be expected to result in a loss of any Educational Approval held by a Company School other than a loss that would not, individually or in the aggregate, have a material adverse effect on the Company or any Company School, and (iii) no Educational Agency shall have taken any action that could reasonably be expected to result in a change in the status of any Educational Approval held by a Company School other than a change in status that would not, individually or in the aggregate, have a Material Adverse Effect;

(i)           neither the Buyer nor the Company shall have received any communication (in the case of an Educational Agency that customarily communicates its positions on regulatory matters in written or electronic form, in such customary form, or in the case of any other Educational Agency, in oral, written or electronic form) from an employee, agent or representative of any Educational Agency (which communication has not been superseded or negated by later communication) with respect to any required regulatory approval required to be obtained post-Closing and set forth on Schedule 9.01(i) that shall not have been required to be secured prior to Closing (including approval of the change of ownership by the DOE) to the effect that such approval (i) will not be granted, (ii) will be unreasonably delayed (unless, in the case of a communication of the type described in clause (ii), the effect of such delay is not reasonably likely to result in a material adverse impact on the future earnings and revenues of the Company) or (iii) will be granted with conditions that are materially adverse to Buyer or the Company (if any such communication of the kind described in this Section 9.01(i) is received, the Buyer shall promptly inform the Company and the Company shall have an opportunity to respond to such communication), provided, however, that this Section 9.01(i)) shall not apply to any conditions that do not constitute material impediments as set forth in the definition of DOE Pre-Acquisition Review Notice or to any other conditions customarily imposed by any Educational Agency;

(j)           the Company shall have delivered payoff letters in respect of Indebtedness for borrowed money;

(k)           the Sellers' Representatives and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(l)           the Shares acquired by Acquisition Sub pursuant to this Agreement shall represent at least ninety-eight percent (98%) of all of the issued and outstanding Shares of the Company (on a fully diluted basis).

Section 9.02                                Conditions to the Sellers' Obligations.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the written waiver by the Sellers' Representative on behalf of the Sellers) of the following conditions as of the Closing Date:

(a)           The representations and warranties of the Buyer and the Acquisition Sub contained in Article 5 hereof shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded;

(b)           the Buyer and the Acquisition Sub shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing,

(c)           all consents which are set forth on Schedule 9.01(c) attached hereto shall have been obtained;

(d)           the applicable waiting periods, if any, under the Antitrust Laws shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.01(d) attached hereto shall have been made and obtained;

(e)           no Law, judgment, decree, or order shall be in effect that would, and no action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f)           the Buyer shall have delivered to the Sellers' Representative a certificate of the Buyer and the Acquisition Sub, each dated the Closing Date, stating that the preconditions specified in Section 9.02(a) and Section 9.02(b), as they relate to the Buyer and the Acquisition Sub, as the case may be, have been satisfied; and

(g)           the Pre-Closing Educational Consents and the DOE Pre-Acquisition Review notices set forth on Schedule 9.01(g) hereto that are expressly marked with asterisks shall have been obtained.

Article 10

TERMINATION

Section 10.01                                Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Buyer and the Sellers' Representative;

(b)           by the Buyer, if there has been a material breach by the Company or any Seller (other than any Nonparticipating Stockholder) of any representation or warranty (after taking into account the modification of such representations and warranties by any supplements or amendments to the Schedules in accordance with Section 6.04 hereof) covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such breach has not been waived by the Buyer or cured by the Company or such Seller within ten business days after the Company's or the Sellers' Representative's receipt of written notice thereof from the Buyer;

(c)           by the Sellers' Representative, if there has been a material breach by the Buyer or the Acquisition Sub of any representation, warranty, covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and such breach has not been waived by the Sellers' Representative or cured by the

 Buyer or the Acquisition Sub within ten business days after the Buyer's receipt of written notice thereof from the Sellers' Representative; or

(d)           by the Buyer or the Sellers' Representative, if the transactions contemplated hereby have not been consummated on or before October 31, 2008.

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) of this Section 10.01 shall give written notice of such termination to the other parties hereto and shall only be entitled to so terminate if such terminating party is at the time of termination (after taking into account the modification of such representations and warranties by any supplements or amendments to the Schedules in accordance with Section 6.04 hereof) not in material default of any representation, warranty, covenant or other agreement contained herein.

Section 10.02                                Effect of Termination.  In the event this Agreement is terminated by either the Buyer or the Sellers' Representative as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 2.05 (Sellers' Representative), Section 7.01 (Confidentiality), Section 8.03 (Public Announcements), this Section 10.02 and Article 12, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of the Buyer, the Company, the Sellers' Representative or any of the Sellers to any other party hereto, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE 11

ADDITIONAL COVENANTS

.

Section 11.01                                Survival Period.  The representations, warranties, covenants and agreements set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive for a period beginning on the Closing Date and ending on the date that is 18 months following the Closing Date (the "Survival Period") and shall thereafter be of no further force or effect (subject to Section 11.02(c) below); provided that with respect to any covenant or agreement contained herein that expressly contemplates performance after the end of the Survival Period, the Survival Period for such covenant or agreement shall continue through the period of such contemplated performance, and further provided that the representations and warranties contained in Section 3.07 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions).

Section 11.02                                Indemnification.

(a)           Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing, the Sellers (other than any Nonparticipating Stockholder), pro rata on a several basis based on their relative Indemnity Allocation Percentages shall indemnify the Buyer, the Acquisition Sub, their respective Affiliates (including after the Closing, the Company and its Subsidiaries) and their respective officers, directors, employees, agents and representatives (the "Buyer Indemnified Parties") and hold it harmless against any and all actual loss, liability, damage or expense (including reasonable legal fees and expenses incurred in connection with the investigation, defense, and/or settlement of any claim) (collectively, "Losses" and individually, a "Loss") which any Buyer Indemnified Party suffers as a result of (i) any breach of the representations, warranties, covenants and agreements of the Company or the Sellers (other than any Nonparticipating Stockholder) set forth herein and as restated in any certificates delivered by or on behalf of the Company or the Sellers at the Closing (but, in each case, excluding for breach by the Company after the Closing of its covenants or agreements to be performed by the Company after the Closing), (ii) payments, if any, to any Nonparticipating Stockholder as a dissenting stockholder (if applicable) in excess of the payments to the other Stockholders pursuant to this Agreement and the net costs of determining such amount, and (iii) claims or litigation filed, brought or threatened by any Nonparticipating Stockholder; provided that the Buyer's right to seek indemnification for such breaches hereunder (other than for Losses described in clauses (ii) and (iii) above of this  Section 11.02) shall be limited to an amount of Losses (over and above any limitations in the next proviso) not to exceed $35,000,000 (the "Cap"); and provided further that no Buyer Indemnified Party shall be entitled to seek indemnification with respect to any individual Loss (other than for Losses described in clauses (ii) and (iii) above of this  Section 11.02) from a breach of representation or warranty (other than the first sentence of Section 3.01 (Organization), Section 3.03 (Capitalization), Section 3.04(a) (Authority), Section 3.06 (Advisory and Other Fees), Section 3.10 (Transactions with Affiliates) Section 4.01 (Organization; Authorization) and Section 4.04 (Ownership of Securities) (collectively, the "Fundamental Representations"), or Section 3.12 (Absence of Material Adverse Effect), unless (i) such Loss (together with all Losses arising out of the same facts and circumstances) is greater than $25,000, in which case any Buyer Indemnified Party shall be entitled to indemnification for the entire amount of such Loss, subject to clause (ii) in this sentence and the Cap, and unless (ii) such Loss, together with all other Losses that are not excluded under clause (i) in this sentence or otherwise excluded from the Basket (e.g.,  Fundamental Representations), exceeds $2,000,000 (the "Basket"), in which case the Buyer Indemnified Parties shall be entitled to indemnification only for the amount of such excess, subject to the Cap.

(b)           Subject to the provisions of this Section 11.02 and Section 11.03 below, after the Closing the Buyer and the Acquisition Sub shall jointly and severally indemnify the Sellers' Representative and each Seller (other than any Nonparticipating Stockholder) and hold him, her or it harmless against any Loss which such Sellers' Representative or such Seller (as the case may be) suffers as a result of (i) any breach by the Buyer of its covenants, agreements, representations and warranties set forth herein and as restated in any certificates delivered by the Buyer at the Closing or (ii) the operations of the Company and the Subsidiaries following the Closing.

(c)           No Person shall be liable for any claim for indemnification under subsections (a) or (b) above unless written notice (an "Indemnification Claim") specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim and all indemnity obligations under this Article 11 related thereto shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.  Notwithstanding anything to the contrary set forth in this Article 11, if an Indemnitee or Indemnitor, as the case may be, in accordance with this Article 11, (i) prevails in any suit, action or proceeding relating to or arising out of any Third Party Claim, or (ii) settles any Third Party

 Claim (including a settlement without admission of fault), any such outcome shall not, of itself, create a presumption that the Indemnitee in connection therewith did not pay, incur or suffer a Loss as a result of or in connection with such suit, action or proceeding or such Third Party Claim, as the case may be, that would be indemnifiable pursuant to this Article 11.

(d)           Promptly after the assertion by any third party of any claim (a "Third Party Claim") against any Person entitled to indemnification under this Section 11.02 (the "Indemnitee") that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the "Indemnitors") and the Sellers' Representative; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except and only to the extent the Indemnifying Party is actually prejudiced thereby.  The Sellers' Representative shall act on behalf of all Indemnitors in the case of all Third Party Claims with respect to which the Buyer is seeking indemnification under subsection (a) above and may, at its option, assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel and the payment of reasonable expenses), so long as (i) the Indemnitor shall acknowledge in writing that, if any such Third Party Claim results in a Loss for which an Indemnitee is entitled to receive indemnification hereunder, the Indemnitor shall be responsible for the aggregate amount of such Loss (subject to the limitations set forth in this Agreement) or (ii) the claim or demand does not seek to impose on the Indemnitee any injunctive relief or other equitable relief (except where injunctive relief is merely incidental to a primary claim or claims for monetary damages).  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor and/or the Sellers' Representative in the case of all Third Party Claims with respect to which the Buyer is entitled to indemnification under subsection (a) above.  In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor, and in no event will an Indemnitor consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitee unless such settlement involves only the payment of money damages, without admission of fault, and expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim.  If any Seller, any group of Sellers or the Sellers' Representative (on behalf of the Sellers) is conducting any defense against a Third Party Claim for which the Buyer has sought indemnification pursuant to Section 11.02(a), expenses incurred by such Sellers in connection therewith, including legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by the Sellers pursuant to Section 11.02(a).

(e)           The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit (as defined below) inuring to the Buyer, the Company, the Subsidiaries or any of their Affiliates on account of such Loss and (ii) any insurance or other third party proceeds (net of direct collection expenses) received or receivable by the Buyer, the Company and the Subsidiaries on account of such Loss.  If the Buyer, the Company, the Subsidiaries or any of their Affiliates receives a Tax Benefit after an indemnification payment is made, the Buyer shall promptly pay to the Sellers' Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages) and cause the Company to pay to the Optionholders in accordance with their respective Allocation Percentages the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, "Tax Benefit" shall mean the amount that a Person actually realizes through a refund of Tax or reduction in the actual amount of Taxes which such Person would otherwise have had to pay if the relevant Tax attribute had not been incurred, calculated by computing the amount of Taxes before and after inclusion of such Tax attribute and treating such Tax attribute as the last items claimed for any taxable year provided, that any loss, disallowance, recapture or reduction in any Tax Benefit paid to the Sellers' Representative (or taken into account in calculating the amount of an indemnity payment) shall be treated as a Loss subject to indemnification hereunder without regard to any limitations set forth herein.  For purposes of this paragraph, the Buyer, the Company, the Subsidiaries, or any of their Affiliates shall be deemed to have lost a Tax Benefit if, and to the extent that, the amount of such Tax Benefit previously paid to the Sellers' Representative (or taken into account in calculating the amount of an indemnity payment) exceeds the difference between (A) any of the Buyer's, the Company's, a Subsidiary's or any Affiliate's cumulative liability for Taxes for the period from the day immediately following the Closing Date through the end of the current taxable year, calculated by excluding any Tax attributes attributable to the Loss (which shall include Tax attributes, if any, attributable to the related indemnity payment) that were previously taken into account in calculating the Tax Benefit from all taxable years, minus (B) such entity's actual cumulative liability for Taxes for the period from the day immediately following the Closing Date through the end of the current taxable year, calculated by taking into account any Tax attributes attributable to such Loss (which shall include Tax attributes, if any, attributable to the related indemnity payment) for all taxable years (to the extent permitted by relevant Tax law and treating such Tax attributes as the last items claimed). The Buyer, the Company and the Subsidiaries shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer, the Company and the Subsidiaries shall not terminate or cancel any insurance policies in effect for periods prior to the Closing.  In the event that an insurance recovery is made by the Buyer, the Company, the Subsidiaries or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Sellers' Representative (on behalf of the Stockholders in accordance with their respective Allocation Percentages) and by the Company to the Optionholders in accordance with their respective Allocation Percentages.  The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors.

(f)           Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(g)           All indemnification payments made hereunder shall be treated by all parties as adjustments to the Actual Common Purchase Price.

(h)           Notwithstanding anything to the contrary contained in this Section 11.02, there shall be no recovery for any Loss or alleged Loss by the Buyer under this Section 11.02, and the Loss shall not be included in meeting the stated thresholds hereunder, solely to the extent of the amount of any liability or reserve for such item has been included in the calculation of the Net Working Capital Amount or the Indebtedness Payoff Amount as determined pursuant to Section 2.04 hereof.

(i)           For purposes of this Section 11.02, breaches of representations and warranties of the Company or the Sellers (other than the representations and warranties contained in Section 3.12) will be determined without giving effect to any "material", "in all material respects", "Material Adverse Effect" or similar qualifications.

Section 11.03                                Limitation of Recourse.

(a)           The indemnification provided by Section 11.02(a) shall be the sole and exclusive remedy for any Losses or other loss, liability, damage or expense of the Buyer, the Company or the Subsidiaries with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company, the Sellers' Representative or any Seller in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder, other than for claims of fraud against such Person committing such fraud and other than, for the avoidance of doubt, made by any Nonparticipating Stockholder in a letter of transmittal delivered in accordance with the Terms of Merger.

(b)           No claim shall be brought or maintained by the Buyer, the Company or any of the Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

Section 11.04                                Manner of Payment.

(a)           Any indemnification of the Buyer Indemnified Parties pursuant to Section 11.02 shall be paid on a several and not joint basis and shall be effected as follows:  (i) first, so long as funds remain in the Escrow Account, payment shall be made from the Escrow Account on behalf of the Sellers in accordance with the Escrow Agreement, and, (ii) thereafter, by wire transfer of immediately available funds from the applicable individual Seller to an account designated by the Buyer within 15 days after the determination thereof.  Any indemnification of the Sellers' Representative and the Sellers pursuant to Section 11.02 shall be effected by wire transfer of immediately available funds to an account designated by the Sellers' Representative within 15 days after the determination thereof (to be promptly distributed to the Sellers based on their Stockholder's Allocation Percentage and Optionholder's Allocation Percentage).

ARTICLE 12

MISCELLANEOUS

Section 12.01                                Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company (after the Closing) or to the Buyer, then to:

DeVry Inc.
                One Tower Lane
                Oakbrook Terrace, IL 60181
                Attention:                                John Roselli
                                          Gregory S. Davis
                Fax:           (630) 382-2924

                with a copy to (which shall not constitute notice):

Winston & Strawn LLP
                35 W. Wacker Drive
                Chicago, IL 60601
                Attention:                                Terrence R. Brady
                Fax:           (312) 558-5700

or, if to the Company (before the Closing), the Sellers' Representative or the Sellers, then to:

William Blair Capital Partners VII QP, L.P.
c/o Chicago Growth Partners, LP
303 West Madison Street, Suite 2500
Chicago, IL  60606
Attention:                                David Chandler
Fax:           (312) 201-0703

ClearLight Partners, LLC
100 Bayview Circle, Suite 5000
Newport Beach, CA 92660
Attention:                                Michael S. Kaye
Fax:           (949) 725-6611

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL  60601
Attention:                                Sanford E. Perl, P.C.
      Shelly M. Hirschtritt
                Fax:           (312) 861-2200

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a business day in the place of receipt prior to 5:00 p.m. in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02                                Amendments and Waivers.

(a)           Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer and the Sellers' Representative, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.03                                Construction; Severability.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.  In the event a subject matter is addressed in more than one representation and warranty in Article 3, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such subject matter.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law or regulation, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or regulation, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Unless otherwise indicated, references in this Agreement to $ or dollars are to U.S. dollars, the words "include," "includes" or "including" shall be by way of example and not limitation, and references to any Law or agreement or as the same may be amended, modified or supplemented from time to time.  Whenever the phrase "made available" is used is this Agreement to signify that certain information, documentation or material was made available to the Buyer or its representatives, it shall be understood that such information, documentation or material was actually provided to the Buyer or its representatives, as applicable, including by the provision of such information, documentation or material in certain on-line "data rooms."

Section 12.04                                Expenses.  Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided that the Buyer shall pay any and all expenses relating to surveys, title insurance, filings under the Antitrust Laws and any other governmental filings and consents required in connection with the transactions contemplated by this Agreement; provided further that the Buyer and the Sellers shall each pay one half of any and all expenses relating to transfer or similar Taxes.  Notwithstanding the foregoing, to the extent the Sellers' Representative requests that the Company pay at or after the Closing any fees, costs or expenses for which the Sellers are liable pursuant to this Section 12.04 ("Seller Transaction Expenses"), then such Seller Transaction Expenses shall be paid by the Company when due and there shall be a downward adjustment to the Net Working Capital Amount equal to the amount of such Seller Transaction Expenses to be paid by the Company at or after the Closing.
Section 12.05                                Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Buyer may assign, in whole or in part, its rights and obligations pursuant to this Agreement (i) to one or more of its Affiliates, (ii) for collateral security purposes to any lender providing financing to Buyer and/or its Affiliates, or (iii) to a purchaser of assets or stock of the Company or its Subsidiaries; provided that no such assignment under (i) through (iii) above, inclusive, shall in any manner relieve, limit or affect Buyer's obligations hereunder and Buyer shall remain bound hereby.

Section 12.06                                Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

Section 12.07                                Jurisdiction.  Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois or any Illinois State court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08                                Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09                                Prevailing Party.  If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 12.10                                Specific Performance.  Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.11                                Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts (including by facsimile or .pdf signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.12                                Buyer and Acquisition Sub.  The Buyer agrees to cause the Acquisition Sub to take all actions (and make all payments) required by Acquisition Sub hereunder and pursuant to the Terms of Merger and to otherwise fulfill each of Acquisition Sub's obligations hereunder and thereunder.

Section 12.13                                Entire Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

*         *         *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed either individually or by their respective authorized officers as of the day and year first above written.

COMPANY:
U.S. EDUCATION CORPORATION

By:        /s/George Montgomery
Name:           George Montgomery
Title:             President

SELLERS' REPRESENTATIVE:

WILLIAM BLAIR CAPITAL
PARTNERS VII QP, L.P.

By: William Blair Capital Management VII, L.P.
Its: General Partner

By: William Blair Capital Management VII, L.L.C.
Its: General Partner

By:         /s/David G. Chandler
Name:                    David G. Chandler
Title:                      Managing Director

CLEARLIGHT PARTNERS, LLC, as Sellers' Representative

By:         /s/Jay Sheperd
Name:                    Jay Sheperd
Title:                      Partner

BUYER:

DEVRY INC.

By:        /s/Daniel Hamburger
Name:                   Daniel Hamburger
Title:                     President and CEO

ACQUISITION SUB:
USEC ACQUISITION INC.

By:        /s/Daniel Hamburger
Name:                   Daniel Hamburger
                                Title:                     President and CEO

STOCKHOLDERS:

CLEARLIGHT PARTNERS, LLC

By:        /s/Jay Shepherd
Name:                   Jay Shepherd
Title:                     Partner

WILLIAM BLAIR CAPITAL
PARTNERS VII, L.P.

By: William Blair Capital Management VII, L.P.
Its: General Partner

By: William Blair Capital Management VII, L.L.C.
Its: General Partner

By:        /s/David G. Chandler
Name:                   David G. Chandler
Title:                     Managing Director

WILLIAM BLAIR CAPITAL
PARTNERS VII QP, L.P.

By: William Blair Capital Management VII, L.P.
Its: General Partner

By: William Blair Capital Management VII, L.L.C.
Its: General Partner

By:        /s/David G. Chandler
Name:                   David G. Chandler
Title:                     Managing Director

/s/Charles Martin
Charles Martin

THE DARRYL LINDSEY AND ESPARANZA
PAEZ-CANO FAMILY TRUST DATED 9/12/00

By:        /s/Darryl Lindsey
Name:                   Darryl Lindsey
Title:                     Trustee

                                By:        /s/Esparanza Paez-Cano
                                Name:                   Esparanza Paez-Cano
                                Title:                     Trustee

/s/Ellis Gedney
Ellis Gedney

/s/Gregory Nathanson
Gregory Nathanson

GREGORY NATHANSON TRUSTEE,
GREGORY NATHANSON 1998 GRANTOR
TRUST UA DECEMBER 31, 1999

By:         /s/Gregory Nathanson
Name:                    Gregory Nathanson
Title:                      Trustee

GREGORY NATHANSON 1998 GRANTOR
TRUST - EXEMPT

By:         /s/Gregory Nathanson
Name:                    Gregory Nathanson
Title:                      Trustee

/s/M.D. “Butch” Groothuis
M.D. "Butch" Groothuis

/s/Judy Groothuis
Judy Groothuis

THE WESTCOTT W. PRICE III AND
HILLARY H. PRICE TRUST (ESTABLISHED JULY 17, 1997)

By:        /s/Westcott W. Prince III
Name:                   Westcott W. Price III
Title:                     Trustee

By:        /s/Hillary H. Price
Name:                   Hillary H. Price
Title:                     Trustee

WELLS FARGO BANK, CUSTODIAN,
WESTCOTT W. PRICE III IRA

By:         /s/Westcott W. Prince III
Name:                    Westcott W. Price III

/s/Margaret M. Carlson
Margaret M. Carlson

/s/Leslie E. Pritchard
Leslie E. Pritchard

SMITH BARNEY, CUSTODIAN, LESLIE E. PRITCHARD IRA

By:           /s/Leslie E. Pritchard
Name:      Leslie E. Pritchard

/s/George Montgomery
George Montgomery

CHARLES SCHWAB, CUSTODIAN,
GEORGE MONTGOMERY IRA ACCOUNT #5170-3613

By:           /s/George Montgomery
Name:      George Montgomery

/s/Steven B. Nestor
Steven B. Nestor

/s/Cindy J. Nestor
Cindy J. Nestor

/s/William Clohan
William Clohan

WELLS FARGO BANK, CUSTODIAN,
WILLIAM C. CLOHAN IRA

By:           /s/William C. Clohan
Name:      William C. Clohan

/s/George Harbison
George Harbison

GEORGE HARBISON IRA ROLLOVER
ACCOUNT W43389844, WELLS FARGO BANK, CUSTODIAN

By:           /s/George Harbison
Name:      George Harbison

                __________________________
                                    Stephen F. Beck

OPTIONHOLDERS:

/s/George Harbison
George Harbison

/s/Thomas Bloom
Thomas Bloom

/s/David McMurtry
David McMurtry

/s/Alison Gregg
Alison Gregg

/s/Jeffrey Akens
Jeffrey Akens

EXHIBIT A
TERMS OF MERGER

                  EXHIBIT B
            FORM OF ESCROW AGREEMENT